UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Church & Dwight Co., Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Church & Dwight Co., Inc.

2021	NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

Princeton South Corporate Park

500 Charles Ewing Boulevard

Ewing, New Jersey 08628

MEETING DATE: April 29, 2021

CHURCH & DWIGHT CO., INC.

Virtually via a live audio webcast at www.virtualshareholdermeeting.com/CHD2021

CHURCH & DWIGHT CO., INC.

Princeton South Corporate Park

500 Charles Ewing Boulevard

Ewing, New Jersey 08628 USA

(609) 806-1200

www.churchdwight.com

Notice of Annual Meeting of Stockholders to be held Thursday, April 29, 2021

The Annual Meeting of Stockholders of Church & Dwight Co., Inc. will be held on Thursday, April 29, 2021 at 12:00 p.m., Eastern Daylight Time. To support the health and well-being of our employees and stockholders, in light of the COVID-19 Pandemic, this year’s meeting will be held virtually via a live audio webcast at www.virtualshareholdermeeting.com/CHD2021. At the meeting stockholders will be asked to consider and take action on the following:

1.	Election of ten nominees to serve as directors for a term of one year;

2.	An advisory vote to approve the compensation of our named executive officers;

3.

Approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to remove the requirement for holders of two-thirds of our outstanding stock to fill vacancies on the Board of Directors;

4.

Approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to remove the requirement to have the holders of two-thirds of our outstanding stock approve certain mergers, consolidations or dispositions of substantial assets;

5.

Approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to remove certain procedural provisions that will no longer be required once the Board is fully declassified;

6.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2021; and

7.	Transaction of such other business as may properly be brought before the meeting or any adjournments thereof.

All stockholders are cordially invited to attend, although only those stockholders of record as of the close of business on March 2, 2021 will be entitled to notice of, and to vote at, the meeting or any adjournments thereof.

Your vote is important. Whether or not you expect to attend the virtual meeting, we urge you to vote by submitting your proxy. You may vote your proxy four different ways: by mail, via the Internet, by telephone, or during the virtual meeting. Please refer to detailed instructions included herein or with the Notice Regarding the Availability of Proxy Materials.

By Order of the Board of Directors, PATRICK D. DE MAYNADIER Corporate Secretary

Ewing, New Jersey

March 19, 2021

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD VIRTUALLY ON APRIL 29, 2021: The Notice of Annual Meeting, Proxy Statement and 2020 Annual Report to Stockholders are available at: https://materials.proxyvote.com/171340.

Church & Dwight Co. | 2021 Proxy Statement

STOCK OPTION GRANT PRACTICES	55
STOCK OWNERSHIP, TRADING GUIDELINES AND SHORT SALE, HEDGING AND PLEDGING POLICIES	56
ONGOING AND POST-EMPLOYMENT COMPENSATION	57
SAVINGS AND PROFIT SHARING PLAN FOR SALARIED EMPLOYEES	57
EXECUTIVE DEFERRED COMPENSATION PLAN	57
CHANGE IN CONTROL AND SEVERANCE AGREEMENTS	58
ACCOUNTING AND TAX CONSIDERATIONS	58
SAY-ON-PAY VOTE	59
ROLE OF EXECUTIVE OFFICERS IN DETERMINING EXECUTIVE COMPENSATION FOR NAMED EXECUTIVE OFFICERS	59
ROLE OF THE COMPENSATION & ORGANIZATION COMMITTEE IN EXECUTIVE COMPENSATION	59
ROLE OF INDEPENDENT COMPENSATION CONSULTANT	59

COMPENSATION & ORGANIZATION COMMITTEE REPORT	60

2020 SUMMARY COMPENSATION TABLE	61

2020 GRANTS OF PLAN-BASED AWARDS	63

2020 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END	64

2020 OPTION EXERCISES AND STOCK VESTED	66

2020 NONQUALIFIED DEFERRED COMPENSATION	67

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL	68
CHANGE IN CONTROL AND SEVERANCE AGREEMENTS	68
VESTING PROVISIONS PERTAINING TO STOCK OPTIONS AND RESTRICTED STOCK UPON A CHANGE IN CONTROL	69
TABLE OF BENEFITS UPON TERMINATION EVENTS	70

CEO PAY RATIO	73

EQUITY COMPENSATION PLAN INFORMATION AS OF DECEMBER 31, 2020	74

PROPOSAL 2: ADVISORY VOTE TO APPROVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	75

PROPOSAL 3: PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO REMOVE THE REQUIREMENT FOR HOLDERS OF TWO-THRDS OF OUR OUTSTANDING STOCK TO FILL VACANCIES ON THE BOARD OF DIRECTORS	76

PROPOSAL 4 : PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO REMOVE THE REQUIREMENT TO HAVE HOLDERS OF TWO-THIRDS OF OUR OUTSTANDING STOCK APPROVE CERTAIN MERGERS, CONSOLIDATIONS OR DISPOSITIONS OF SUBSTANTIAL ASSETS	76

PROPOSAL 5 : PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO REMOVE CERTAIN PROCEDURAL PROVISIONS THAT WILL NO LONGER BE REQUIRED ONCE THE BOARD IS FULLY DECLASSIFIED	78

PROPOSAL 6: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	79

HOUSEHOLDING OF PROXY MATERIALS	80

OTHER BUSINESS	81

STOCKHOLDER PROPOSALS AND NOMINATION OF DIRECTOR CANDIDATES	82

ANNUAL REPORT AND FORM 10-K	83

APPENDIX A	84

Church & Dwight Co. | 2021 Proxy Statement

SUMMARY

PROXY STATEMENT SUMMARY

This summary highlights important information you will find in this proxy statement. This summary does not contain all of the information you should consider. You should read the complete proxy statement and our 2020 Annual Report before voting.

In this proxy statement, the words “Church & Dwight,” “Company,” “we,” “our,” “ours,” and “us” and similar terms refer to Church & Dwight Co., Inc. and its consolidated subsidiaries.

2021 ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	April 29, 2021 at 12:00 p.m., Eastern Daylight Time

Place:	Virtually via a live audio webcast at www.virtualshareholdermeeting.com/CHD2021

Record Date:	March 2, 2021

VOTING MATTERS AND BOARD OF DIRECTORS RECOMMENDATIONS

Proposals		Board Recommendation	Vote Required

1.	Election of ten nominees to serve as directors for a term of one year each	FOR EACH NOMINEE	Majority of votes cast

2.	Advisory vote to approve the compensation of our named executive officers	FOR	Majority of votes present and entitled to vote

3.	Amend the Company’s Amended and Restated Certificate of Incorporation to remove the requirement for holders of two-thirds of our outstanding stock to fill vacancies on the Board of Directors	FOR	Two-thirds of votes outstanding and entitled to vote

4.	Amend the Company’s Amended and Restated Certificate of Incorporation to remove the requirement to have holders of two-thirds of our outstanding stock approve certain mergers, consolidations or dispositions of substantial assets	FOR	Two-thirds of votes outstanding and entitled to vote

5.	Amend the Company’s Amended and Restated Certificate of Incorporation to remove certain procedural provisions that will no longer be required once the Board is fully declassified	FOR	Majority of votes outstanding and entitled to vote

6.	Ratification of the Appointment of Deloitte & Touche LLP as our Independent Registered Accounting Firm for 2021	FOR	Majority of votes present and entitled to vote

Church & Dwight Co. | 2021 Proxy Statement	1

SUMMARY

James R. Craigie, Matthew T. Farrell, Bradley C. Irwin, Penry W. Price, Susan G. Saideman, Ravichandra K. Saligram, Robert K. Shearer, Janet S. Vergis, Arthur B. Winkleblack, and Laurie J. Yoler are the nominees to serve as all of the members of the Company’s Board of Directors (“Board” or “Board of Directors”) until our 2022 Annual Meeting of Stockholders. Detailed information about all of our director nominees’ backgrounds and areas of expertise can be found beginning on page 12.

				Committees

Name	Position	Director Since	Independent	Audit	Compensation and Organization	Governance and Nominating	Executive

James R. Craigie	Former Chairman and Retired President and Chief Executive Officer, Church & Dwight Co., Inc.	2004	X

Matthew T. Farrell	Chairman of the Board, President and Chief Executive Officer, Church & Dwight Co., Inc.	2016					X

Bradley C. Irwin	Retired President and Chief Executive Officer, Welch Foods, Inc.	2006	X		X	X	X

Penry W. Price	Vice President, Marketing Solutions, LinkedIn Corporation	2011	X	X	X

Susan G. Saideman	Founder and Chief Executive Officer, Portage Bay Limited LLC and former Vice President, Amazon, Inc.	2020	X	X

Ravichandra K. Saligram	Chief Executive Officer, Newell Brands	2006	X			Chair	X

Robert K. Shearer	Retired Senior Vice President and Chief Financial Officer, VF Corporation	2008	X	Chair			X

Janet S. Vergis	Former Executive Advisor for private equity firms and former CEO OraPharma, Inc.	2014	X	X		X

Arthur B. Winkleblack	Retired Executive Vice President and Chief Financial Officer, HJ Heinz Company	2008	X		Chair		X

Laurie J. Yoler	Former SVP, Business Development, Qualcomm, Inc. & President, Qualcomm Labs	2018	X		X	X

2	Church & Dwight Co. | 2021 Proxy Statement

SUMMARY

CORPORATE GOVERNANCE

We strive to maintain effective corporate governance practices and policies. We believe that the following practices and policies contribute to our strong governance profile:

Director Independence	◾	9 of 10 directors are independent under the NYSE listing standards
	◾	3 fully independent Board committees: Audit, Compensation & Organization, and Governance & Nominating
	◾	Independent Lead Director presides over executive sessions of the Board and facilitates communication with the independent directors

Board Accountability	◾	Our directors are subject to “majority voting,” and each incumbent director nominee submits, prior to the Annual Meeting, an irrevocable resignation in writing that our Board of Directors may accept if a majority of stockholders do not re-elect the director in an uncontested election

	◾	Annual election of directors

Board Leadership	◾	Annual assessment and determination of Board leadership structure
	◾	Annual appointment of independent Lead Director when Chairman/Chief Executive Officer (“CEO”) roles are combined or when the Chairman is not independent (or when the Board otherwise determines appropriate)
	◾	Lead Director has strong role and significant governance duties, including approval of Board agendas and chairing executive sessions of all independent directors

Board Evaluation and Effectiveness	◾	Annual Board, Committee, and individual director evaluations

Board Refreshment	◾	Existing Board members are required to retire on the earlier of reaching age 72, or twenty years on the Board and new Board members will be required to retire on the earlier of reaching age 72 or fifteen years on the Board
	◾	Annual review of board succession plans

Director Engagement	◾	Each director attended at least 75 percent of the aggregate number of meetings held by the Board and all committees of the Board on which such director served in 2020
	◾	Board policy limits director membership to four other public company boards for non-employee directors (without the approval of the Governance & Nominating Committee)
	◾	Stockholder ability to contact directors (as described beginning on page 23)

Director Access	◾	Significant interaction with the Company’s senior business leaders through regular business reviews
	◾	Directors have direct access to senior management and other employees
	◾	Directors have authorization to hire outside experts and consultants and to conduct independent investigations

Proxy Access	◾	Our Bylaws provide for proxy access by stockholders

Removing supermajority voting for amendments to governing documents	◾	No supermajority requirement for stockholders to amend Bylaws
	◾	No separate charter provision with a supermajority requirement to amend the Certificate of Incorporation
	◾	Proposals to remove remaining supermajority requirements from Certificate of Incorporation

Right of Stockholders to request Special Meeting	◾	Stockholders with at least 25% of our outstanding stock have the right to request special meetings of the stockholders

Clawback and Anti- Hedging Policies	◾	Clawback policy permits the Company to recoup certain compensation payments and grants made under the Company’s Annual Incentive Plan and Omnibus Incentive Plan to the extent required by law, or pursuant to Company policy or if otherwise agreed upon with the participant. In addition, under the Annual Incentive Plan, the Compensation & Organization Committee has discretion to require repayment of awards in the event of the recipient’s fraud or willful misconduct

	◾	Insider trading policy prohibits non-employee directors and employees from engaging in any pledging, short sales, or hedging involving Company stock

Share Ownership	◾	CEO is required to hold shares equivalent to 6x base salary
	◾	CFO is required to hold shares equivalent to 3x base salary
	◾	All other senior executives are required to hold shares equivalent to 2.5x base salary
	◾	Directors are required to hold shares equivalent to 5x the standard annual retainer

Church & Dwight Co. | 2021 Proxy Statement	3

SUMMARY

Compensation Practices	◾	Target compensation opportunities are competitive in markets in which we compete for management talent
	◾	Use of short-term and long-term incentives ensure a strong connection between Company performance and actual compensation realized
	◾	Our Annual Incentive Plan utilizes four diverse metrics to avoid over-emphasis on any one measure
◾

In the event of a change-in-control, our named executive officers will not receive cash severance, nor will equity granted after July 30, 2019 vest, unless accompanied by a qualifying termination of the named executive officer

	◾	No excise tax gross-ups for change-in-control payments
	◾	No defined pension benefit plan or similarly actuarially valued pension plan for executives
	◾	Limited perquisites
	◾	Repricing of stock options is prohibited without prior stockholder approval

Board Diversity	◾

The Board has been committed to building a diverse and well-rounded Board comprising individuals from different backgrounds and with a range of experiences and viewpoints. To accomplish this, the Governance & Nominating Committee will continue to require that search firms it engages include a robust selection of women and racially/ethnically diverse candidates in all prospective director candidate pools

Risk Management/ESG	◾	Risk assessment and risk management are the responsibility of the Company’s management, and the Board has oversight responsibility for those processes and findings
◾

The Board and its committees oversee the execution of the Company’s environmental, social, governance and sustainability strategies and initiatives as an integrated part of their oversight of the Company’s overall strategy and risk management

4	Church & Dwight Co. | 2021 Proxy Statement

PROXY STATEMENT

CHURCH & DWIGHT CO., INC.

Princeton South Corporate Park, 500 Charles Ewing Boulevard, Ewing, New Jersey 08628

(609) 806-1200

PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

This proxy statement is furnished in connection with the solicitation of proxies by our Board for use at the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) to be held virtually on April 29, 2021, and at any adjournments thereof.

Who Can Vote

Each holder of record of our common stock at the close of business on March 2, 2021 is entitled to vote at the Annual Meeting. At the close of business on March 2, 2021, there were 245,088,140 shares of our common stock outstanding.

Distribution of Proxy Solicitation and Other Required Annual Meeting Materials

The rules of the Securities and Exchange Commission (“SEC”) allow us to mail a notice to our stockholders advising that our proxy statement, annual report to stockholders, electronic proxy card, and related materials are available for viewing, free of charge, on the Internet. These rules give us the opportunity to serve you more efficiently by making the proxy materials available quickly online and reducing costs associated with printing and postage. Stockholders may access these materials and vote over the Internet or by telephone or request delivery of a full set of materials by mail or email. We have elected to utilize this process for the Annual Meeting. We began mailing the required notice, called a Notice Regarding Availability of Proxy Materials (“Notice”), to stockholders on or about March 19, 2021. The proxy materials have been posted on the Internet, at https://materials.proxyvote.com/171340. If you received a Notice by mail, you will not receive a paper or email copy of the proxy materials unless you request one in the manner set forth in the Notice.

How You Can Vote

You may vote by any of the following methods:

•

During the virtual Annual Meeting.    Stockholders of record and beneficial stockholders with shares held in street name (held in the name of a broker or other nominee) may vote during the Annual Meeting. If you hold shares in street name, you must obtain a legal proxy from your broker or other nominee to vote virtually during the Annual Meeting.

•	By telephone or via the Internet. You may vote by proxy, either by telephone or via the Internet, by following the instructions provided in the Notice, proxy card, or voting instruction card.

•	By mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by signing and returning the proxy card or voting instruction card.

If you vote by telephone or via the Internet, please have your Notice or proxy card available. The control number appearing on your Notice or proxy card is necessary to process your vote. A telephone or Internet vote authorizes the named proxies in the same manner as if you marked, signed, and returned a proxy card by mail.

How You May Revoke or Change Your Vote

You have the power to change or revoke your proxy at any time before it is voted at the Annual Meeting as follows:

•

Stockholders of record.    You may change or revoke your vote by submitting a written notice of change or revocation to our Secretary at the address listed above or by submitting another timely vote (including a vote via the Internet or by telephone). For all methods of voting, the last vote validly cast will supersede all previous votes.

Church & Dwight Co. | 2021 Proxy Statement	5

PROXY STATEMENT

•	Beneficial owners. You may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker.

•

Savings and Profit Sharing Plan participants.    You may change or revoke your voting instructions by April 26, 2021, by either revising your instructions via the Internet, by telephone, or by submitting to the trustee of the Savings and Profit Sharing Plan either a written notice of revocation or a properly completed and signed proxy card bearing a later date.

Required Vote

You are entitled to cast one vote for each share of common stock you own on March 2, 2021, the record date. The presence, in person or by proxy, of a majority of the votes entitled to be cast at the Annual Meeting constitutes a quorum. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a broker does not vote on a particular proposal because the broker does not have discretionary voting power with respect to the proposal and has not received voting instructions from the beneficial owner.

Our Bylaws provide for majority voting in uncontested director elections. As a result, at the Annual Meeting, directors will be elected by the affirmative vote of a majority of the votes cast (in person or by proxy) in an uncontested election. For this purpose, a majority of the votes cast means that the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee. Abstentions and broker “non-votes” are not counted as votes for or against a nominee. If you “abstain” from voting with respect to director nominees, your shares will be counted for purposes of a quorum but will have no effect on the election of the nominees. All of our director nominees are currently serving on our Board of Directors. If a nominee who is currently serving as a director is not re-elected, Delaware law provides that the director would continue to serve on our Board of Directors as a “holdover director.” Under our Corporate Governance Guidelines (“Corporate Governance Guidelines”), each incumbent director nominee submits, prior to the Annual Meeting, a contingent resignation that our Board of Directors may accept if stockholders do not re-elect the director. If a director is not re-elected by our stockholders, the Governance & Nominating Committee would make a recommendation to our Board of Directors on whether to accept or reject the resignation of that director, or whether to take other action. Our Board of Directors would act on the resignation, taking into account the Governance & Nominating Committee’s recommendation, and publicly disclose its decision and the rationale behind it within 90 days from the date that the election results are certified.

Our proposal to amend our Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) for the purpose of removing the requirement that holders of two-thirds of our outstanding stock fill a vacancy on the Board (Proposal 3), and our proposal to amend the Certificate of Incorporation to remove the requirement for holders of two-thirds of our outstanding stock to approve certain mergers, consolidations or dispositions of substantial assets (Proposal 4), each require the affirmative vote of two-thirds or more of our outstanding shares of common stock entitled to vote at the Annual Meeting (meaning that of the outstanding shares of common stock, two-thirds of them must be voted “for” the proposal for it to be approved). Our proposal to amend the Certificate of Incorporation to remove certain procedural provisions that will no longer be required once the Board is fully declassified (Proposal 5) requires the affirmative vote of a majority of our outstanding shares of common stock entitled to vote at the Annual Meeting (meaning that of the outstanding shares of common stock, a majority of them must be voted “for” the proposal for it to be approved). Brokers will not have discretionary voting authority to vote on Proposal 3 or Proposal 4, and abstentions and broker “non-votes” will have the same effect as a vote against these proposals. Our proposal to approve, on an advisory basis, the compensation of our named executive officers (Proposal 2), and our proposal to ratify the selection of our independent registered accounting firm for 2021 (Proposal 6) and any other matters that may be acted upon at the Annual Meeting will be determined by the affirmative vote of the majority of votes represented at the meeting (in person or by proxy) and entitled to vote on the matter. An abstention will have the same effect as a vote against with respect to the advisory vote on the compensation of our named executive officers and the ratification of our independent registered public accounting firm for 2021. Brokers will not have discretionary authority to vote on the election of our directors or the advisory vote on the compensation of our named executive officers, and a broker “non-vote” is not counted for purposes of voting on these matters.

6	Church & Dwight Co. | 2021 Proxy Statement

PROXY STATEMENT

How Shares Will be Voted

Stockholders of record.    If you are a stockholder of record and you:

•	indicate when voting via the Internet or by telephone that you wish to vote as recommended by our Board of Directors; or

•	sign and return a proxy card without giving specific voting instructions;

then the proxy holders will vote your shares FOR the election of the nominees described in this proxy statement, FOR the advisory vote to approve the compensation of our named executive officers, FOR the amendment of our Certificate of Incorporation to remove the requirement for holders of two-thirds of our outstanding stock to fill a vacancy on the Board, FOR the amendment of our Certificate of Incorporation to remove the requirement to have holders of two-thirds of our outstanding stock approve certain mergers, consolidations or dispositions of substantial assets, FOR the amendment of our Certificate of Incorporation to remove certain procedural provisions that will no longer be required once the Board is fully declassified, and FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2021.

Beneficial owners.    If you hold shares in street name (in the name of a broker or other nominee), you must give instructions to your bank or broker on how you would like your shares to be voted. Under applicable New York Stock Exchange (“NYSE”) rules, your bank or broker has discretion to vote on “routine” matters, such as the ratification of the appointment of an independent registered public accounting firm and the approval of Proposal 5, but does not have discretion to vote on “non-routine” matters, such as the election of directors, the proposal to approve the compensation of our named executive officers, or the proposals to amend our Certificate of Incorporation to remove the supermajority requirements. Thus, if a bank or broker holds your shares and you do not instruct the bank or broker how to vote on these matters, no votes will be cast on your behalf.

Savings and Profit Sharing Plan participants.    If you participate in the Church & Dwight Co., Inc. Savings and Profit Sharing Plan for Salaried Employees or the Church & Dwight Co., Inc. Savings and Profit Sharing Plan for Hourly Employees (collectively, the “Plans”), you may have voting rights regarding shares of our common stock credited to your account in the Plans. In order to permit the trustee to tally and vote the shares held in the Plans (“Plan Shares”), your instructions, whether by Internet, by telephone, or by proxy card, must be submitted on or prior to April 26, 2021. If you do not instruct the trustee how to vote, your Plan Shares will be voted by the trustee in the same proportion that it votes Plan Shares for those accounts in the Plans for which it did receive timely voting instructions. The proportional voting policy is detailed under the terms of the Plans and the associated trust agreements.

Other matters.    Our Board of Directors is not aware of any matters that will be brought before the Annual Meeting other than those described in this proxy statement. However, if any other matters properly come before the Annual Meeting, the persons named on the enclosed proxy card will vote in their discretion on such matters.

Who can attend the virtual Annual Meeting

Only stockholders as of the record date, March 2, 2021, or duly appointed proxies, may attend the virtual Annual Meeting. No guests will be allowed to attend the Annual Meeting.

In accordance with Delaware law, for the 10 days prior to our Annual Meeting, a list of registered holders entitled to vote at our Annual Meeting will be available for inspection in our offices at Princeton South Corporate Park, 500 Charles Ewing Boulevard, Ewing, New Jersey 08628. The list will also be available at our Annual Meeting through the virtual meeting website at www.virtualshareholdermeeting.com/CHD2021.

Attending the virtual Annual Meeting

To support the health and well-being of our employees, directors and our stockholders, this year’s Annual Meeting will be held exclusively online, with no option to attend in person. If you plan to attend the virtual Annual

Church & Dwight Co. | 2021 Proxy Statement	7

PROXY STATEMENT

Meeting, you will need to visit www.virtualshareholdermeeting.com/CHD2021 and use your 16-digit control number provided in the Notice or proxy card to log into the meeting. We encourage stockholders to log in to the website and access the webcast early, beginning approximately 15 minutes before the Annual Meeting’s 12:00 p.m. Eastern Daylight Time start time. If you experience technical difficulties, please contact the technical support telephone number posted on www.virtualshareholdermeeting.com/CHD2021.

Asking questions during the virtual Annual Meeting

Stockholders of record and proxy holders who provide their valid 16-digit control number will be able to participate in the virtual Annual Meeting by asking questions and voting their shares as outlined above.

To submit questions during the meeting, stockholders may:

•

log into the virtual meeting website with their 16-digit control number, first and last name, and email, followed by clicking Q&A, then typing the question into the “Submit a Question” field and clicking “Submit”.

Only stockholders with a valid control number will be allowed to ask questions. Questions pertinent to Annual Meeting matters will be answered during the Annual Meeting as time allows. If we receive substantially similar written questions, we may group such questions together and provide a single response to avoid repetition and allow time for additional question topics. If we are unable to respond to a stockholder’s properly submitted question due to time constraints, we will respond directly to that stockholder using the contact information provided. We may also provide written responses to certain stockholder questions that we were unable to answer during the meeting on our “Investors” page on our website following the Annual Meeting.

Additional information regarding the rules and procedures for participating in the virtual Annual Meeting will be provided in our Annual Meeting rules of conduct, which stockholders can view during the Annual Meeting at the Annual Meeting website.

Costs of Solicitation

Solicitation of proxies on our behalf may be made by our directors or employees by mail, in person, and by telephone. Directors and employees will not be paid any additional compensation for soliciting proxies. We have retained D.F. King & Co., Inc. (“D.F. King”) to aid in the solicitation of proxies for a fee estimated not to exceed $7,500 plus out-of-pocket expenses. We will pay all costs of the solicitation and will indemnify D.F. King against liabilities relating to or arising from their proxy solicitation services conducted on our behalf, other than those resulting from D.F. King’s willful misconduct or gross negligence. We also will reimburse banks, brokerage houses, and other custodians, nominees, and fiduciaries for forwarding Notices and proxy materials to beneficial owners.

8	Church & Dwight Co. | 2021 Proxy Statement

PROPOSAL 1

PROPOSAL 1: ELECTION OF DIRECTORS

Our Certificate of Incorporation has historically provided for the division of our Board of Directors into three classes, with the directors in each class serving for a term of three years. At our 2018 Annual Meeting, our stockholders approved, and the Company adopted, an amendment to our Certificate of Incorporation to provide for the phased-in transition to the annual election of our Board of Directors. At the 2021 Annual Meeting and from this year forward, all of our directors will stand for election for one-year terms on our Board of Directors. Our Board of Directors currently consists of 10 members.

At the Annual Meeting, all directors will be elected to serve until the 2022 Annual Meeting, in each case, until their successors are elected and qualified. Our Board of Directors has nominated James R. Craigie, Matthew T. Farrell, Bradley C. Irwin, Penry W. Price, Susan G. Saideman, Ravichandra K. Saligram, Robert K. Shearer, Janet S. Vergis, Arthur B. Winkleblack, and Laurie J. Yoler, all of whom currently serve as members of our Board of Directors. All nominees have agreed to be named in this proxy statement and to serve if elected.

We do not anticipate that any of the nominees will become unavailable to serve as a director for any reason. However, if any of them becomes unavailable, the persons named in the enclosed form of proxy will vote for any substitute nominee designated by our Board of Directors, unless our Board of Directors determines to reduce the number of directors on our Board.

SKILLS AND QUALIFICATIONS OF OUR BOARD OF DIRECTORS

Our Board of Directors, with support and recommendations from the Governance & Nominating Committee, oversees the composition and succession of its members. To this end, at least once a year, in connection with the Board’s annual evaluation, the Board evaluates itself, its committees, and each director, each director’s performance, skills, qualifications and future plans, including any retirement objectives. As part of that evaluation, our Governance & Nominating Committee identifies areas of overall strength and opportunities for improvement with respect to the Board’s and its committees’ composition.

Our director nominees possess relevant experience, skills and qualifications that contribute to a well-functioning board. Our Corporate Governance Guidelines provide that the Board should consider whether individual directors possess the following personal characteristics: integrity, education, commitment to the Board, business judgment, business experience, accounting and financial expertise, diversity (which may include differences of viewpoint, professional experience, education, skills, race, gender, national origin or other individual qualities and attributes that contribute to board heterogeneity), reputation, civic and community relationships, high performance standards and the ability to act on behalf of stockholders. Additionally, the skills and experiences that the Board seeks in evaluating its composition, and which inform Board succession planning and director nomination processes, as well as the individual experiences, skills and characteristics of our Board members, are highlighted below. The rating for each skill presented below represents the average of self-ratings for all directors, expressed on a percentage of a scale of 1 to 5, with the score for each director corresponding to the following ratings:

RATING KEY

1	Has limited experience and understanding

2	Has some knowledge and experience

3	Has solid knowledge and experience

4	Has strong knowledge and experience

5	This is a top personal strength and core competency

The Governance & Nominating Committee and our Board of Directors believe that the nominees listed below collectively possess these attributes, which, together with their respective experience described in the biographical summaries below, make each nominee well qualified to continue to serve on our Board of Directors.

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The rating for each skill presented below is intended as a summary and is not an exhaustive list of the qualifications or contributions to the Board. The following chart summarizes the ratings of our Board as a whole on a percentage basis for each skill, based on the 1 through 5 scale set forth above:

Senior Management	Strategy Development

M&A/Business Development	CPG Industry

Traditional Marketing & Sales	Digital Marketing & Sales

Public Company Governance	Compensation/Human Resources

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International	Risk Management

R&D/Innovation	Disruptive Innovation

Accounting + Finance	Information technology/Cybersecurity

Supply chain

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The Board also seeks to achieve diversity of age, gender, and race/ethnicity, and recognizes the importance of Board refreshment to ensure that it benefits from fresh ideas and perspectives. The following charts demonstrate the Board’s commitment to diversity of backgrounds and Board refreshment. See pages 25-27 for detailed information on board diversity and refreshment.

Diversity	Tenure

Your Board of Directors unanimously recommends a vote FOR all of the following nominees.

Information regarding the nominees for our Board of Directors is provided below:

Standing for Election for Term Expiring in 2022

JAMES R. CRAIGIE
Director since 2004 Independent Age: 67

Professional Experience

Mr. Craigie was our non-executive Chairman from January 2016 to May 2019. From May 2007 to January 2016, he was our Chairman, President and Chief Executive Officer. From July 2004 through May 2007, he was our President and Chief Executive Officer. From December 1998 through September 2003, he was President and Chief Executive Officer and a member of the board of directors of Spalding Sports Worldwide and its successor, Top-Flite Golf Co. From 1983 to November 1998, Mr. Craigie held various senior management positions with Kraft Foods Inc. Prior to entering private industry, he served for six years as an officer in the U.S. Navy.

Other Boards and Appointments

Mr. Craigie currently serves as the non-executive Chairman of the board of directors of Bloomin’ Brands, Inc., a casual dining company. Mr. Craigie is also a member of the board of directors of Newell Brands, a leading

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global consumer goods company, the New York Regional Board of UNICEF and is an Advisory board member of Cove Hill Partners, LLC. From November 2006 to May 2014, he was a member of the board of directors of Meredith Corporation, a media and marketing company and from September 2013 to December 2017, Mr. Craigie was a member of the board of directors of TerraVia Holdings, Inc., a renewable oil and bioproducts company.

Director Qualifications

Mr. Craigie’s intimate knowledge of our Company, gained through over 10 years of service as our Chief Executive Officer, enables him to provide important insights regarding our operations, including finance, marketing, strategic planning, and senior management personnel matters. In addition, his leadership in connection with several of our acquisitions and dispositions, together with his stewardship over the sale of several businesses at Spalding Sports Worldwide, underscore his strong ability to evaluate business combination and disposition opportunities. Mr. Craigie’s experience as a member of other public company boards and their committees enables him to provide valuable insights into our corporate governance and risk management.

MATTHEW T. FARRELL
Chairman since 2019 Director since 2016 Non-Independent Age: 64 ◾ Executive Committee

Professional Experience

Mr. Farrell has been our Chairman since May 2019 and President and Chief Executive Officer since January 2016. From November 2014 to December 2015, he was our Executive Vice President, Chief Operating Officer, and Chief Financial Officer, prior to which he served as our Executive Vice President, Finance and Chief Financial Officer since May 2007. From September 2006 through May 2007, he was our Vice President and Chief Financial Officer. Mr. Farrell was Executive Vice President and Chief Financial Officer of Alpharma Inc. from April 2002 through August 2006. From July 2000 through April 2002, he served as Vice President, Investor Relations & Communications at Ingersoll-Rand Ltd. From November 1994 through June 2000, he held various senior financial positions at AlliedSignal Inc.

Other Boards and Appointments

Mr. Farrell currently serves as a member of the board of directors of Trinseo S.A., a global materials supplier of synthetic rubber, latex binders, plastics, and specialty products, and as a member of the Board of Directors of Lydall, Inc., a supplier of engineered thermal, acoustical, and filtration products, in a transitional capacity. Mr. Farrell will not stand for reelection as a director on the board of Lydall at its upcoming annual meeting of stockholders to be held on April 20, 2021, and will cease being a director on Lydall’s board at the conclusion of that meeting.

Director Qualifications

Mr. Farrell’s intimate knowledge of our Company, gained through over 14 years of executive service as our Chief Executive Officer, Chief Operating Officer or Chief Financial Officer, combined with his four years of experience as the Chief Financial Officer of a pharmaceutical company and many years of experience in other finance and investor relations roles at large multinational companies, enable him to provide important insights and leadership to us and our Board of Directors regarding our operations, including marketing, strategic planning, mergers and acquisitions, finance and capital structure, performance management, business analytics, compliance, risk management, public company reporting and governance, and investor relations.

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BRADLEY C. IRWIN
Lead Director since 2020 Director since 2006 Independent Age: 62 ◾ Compensation & Organization Committee ◾ Governance & Nominating Committee ◾ Executive Committee

Professional Experience

Mr. Irwin retired in December 2018 as President and Chief Executive Officer of Welch Foods Inc., a global processor and marketer of juices and jams, where he served in that capacity since February 2009. Mr. Irwin was President of Cadbury Adams North America LLC, the North American confectionery business unit of Cadbury Schweppes plc. (“Cadbury Schweppes”), from June 2007 through November 2008. From April 2003 through June 2007, Mr. Irwin was President of Cadbury Adams USA LLC, the United States confectionery business unit of Cadbury Schweppes. Mr. Irwin served as President of Mott’s Inc., a business unit of Cadbury Schweppes, from May 2000 through April 2003. From 1980 through 1999, Mr. Irwin served in various capacities for The Procter & Gamble Company.

Director Qualifications

Mr. Irwin’s more than 30 years of experience in the consumer products industry, including his service in executive capacities at large multinational public companies that market products in the same categories as some of our products, enables him to provide valuable insights into a wide variety of matters relating to our operations. These matters include, among others, strategic planning, risk assessment, and international operations.

Other Boards and Appointments

Mr. Irwin currently serves on the boards of directors of Save the Children U.S. and Save the Children International, a large global non-profit delivering education, health and humanitarian support for disadvantaged children. He was a member of the board of directors of Welch Foods from February, 2009 to December, 2018.

PENRY W. PRICE
Director since 2011 Independent Age: 52 ◾ Audit Committee ◾ Compensation & Organization Committee

Professional Experience

Mr. Price has been the Vice President, Marketing Solutions of LinkedIn Corporation (a subsidiary of Microsoft Corporation) since October 2013. From June 2011 through October 2013, he was President of Dstillery,

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Inc., a marketing technology company formerly known as Media6Degrees, LLC. From June 2004 through June 2011, he served in various capacities at Google, Inc., a provider of Internet-related products and services, the last of which was Vice President, Agency Sales and Partnerships, Worldwide. From July 2000 through June 2004, Mr. Price served as Sales Director of Wenner Media, LLC, a company engaged in the publication of magazines and production of radio and television programs, where he was principally responsible for revenue generation and strategic partnerships.

Director Qualifications

Mr. Price’s extensive experience as a senior executive in companies specializing in digital marketing, advertising, and social networks enables him to provide valuable perspectives on our marketing initiatives and strategies, including the use of social media and digital technology to reach new consumers.

SUSAN G. SAIDEMAN
Director since 2020 Independent Age: 58 ◾ Audit Committee

Professional Experience

Ms. Saideman is the founder of Portage Bay Limited LLC and has served as its CEO since September 2019. Ms. Saideman was Vice President, Amazon, Inc., the world’s largest online retailer, from January 2019 to August 2019, Vice President, Amazon Fashion EU from October 2016 to January 2019 and Vice President, Global Vendor Management at Amazon, Inc. from November 2013 to September 2016. From December 2007 to October 2013, Ms. Saideman was President Mars Retail Group, the group responsible for the Direct to Consumer businesses for Mars including M&M’s World, Ethel M and MyM&Ms, from January 2004 to June 2007, she was CEO Mikasa and Company/Arc International, a leader in tableware products, and from December 2002 to June 2003, President, Parker Division, Newell Rubbermaid, a leading global consumer goods company. From May 1998 to December 2002 and August 1991 to May 1998, Ms. Saideman held various positions with increasing responsibility at Campbell Soup Company, a multi-national food company and PepsiCo, one of the world’s largest food and beverage companies, respectively. Earlier in her career Ms. Saideman held positions at Mt. Trading Company, Bain & Company and Chase Manhattan Bank.

Other Boards and Appointments

Ms. Saideman is a member of the board of directors of MYT Holding LLC, Prepac Manufacturing Ltd. and FIRST Washington and a Member of the board of trustees of Harvey Mudd College.

Director Qualifications

Ms. Saideman’s extensive experience in the “direct-to-consumer” businesses, building brands in the consumer packaged goods industries and leadership over global operational teams, enable her to provide our Board of Directors with a valuable global perspective on direct-to-consumer matters, marketing, innovation, international operations and technology.

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RAVICHANDRA K. SALIGRAM
Director since 2006 Independent Age: 64 ◾ Chair, Governance & Nominating Committee ◾ Executive Committee

Professional Experience

Mr. Saligram has been the President and Chief Executive Officer and a member of the Board of Directors of Newell Brands, a leading global consumer goods company, since October 2019. Prior to that, Mr. Saligram was the Chief Executive Officer and a member of the board of directors of Ritchie Bros. Auctioneers Incorporated, the world’s largest industrial equipment auctioneer, since July 2014. From November 2010 through November 2013, he served as the Chief Executive Officer, President, and a member of the board of directors of OfficeMax Incorporated, a company engaged in business-to-business and retail office products distribution. From 2003 through November 2010, he served in various executive management positions with ARAMARK Corporation, a global food services company, including Executive Vice President, President, ARAMARK International, and Chief Globalization Officer, and Senior Vice President of ARAMARK Corporation. From 1994 through 2002, Mr. Saligram served in various capacities for the InterContinental Hotels Group, a global hospitality company, including as President of Brands & Franchise, North America, Chief Marketing Officer & Managing Director, Global Strategy, President, International and President, Asia Pacific. Earlier in his career, Mr. Saligram held various general and brand management positions with S. C. Johnson & Son, Inc. in the United States and overseas.

Other Boards and Appointments

Mr. Saligram was a member of the board of directors of Ritchie Bros. Auctioneers Incorporated from July 2014 to October 2019.

Director Qualifications

Mr. Saligram’s extensive experience building businesses and brands in the industrial products, office products distribution, consumer packaged goods, hospitality, and consumer and managed services industries and leadership over operational teams in a large number of countries, enable him to provide our Board of Directors with a valuable global perspective on governance and control matters, as well as on strategic planning and risk assessment.

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ROBERT K. SHEARER
Director since 2008 Independent Age: 69 ◾ Chair, Audit Committee ◾ Executive Committee

Professional Experience

Mr. Shearer retired in March 2015 as Senior Vice President and Chief Financial Officer of VF Corporation, a global lifestyle apparel company, where he served in that capacity since May 2005. He also served VF Corporation in several other capacities since 1986, including Vice President, Finance and Chief Financial Officer from July 1998 to May 2005. Earlier in his career, Mr. Shearer held a senior audit position with Ernst & Young LLP.

Other Boards and Appointments

Mr. Shearer currently serves on the board of directors of YETI Holdings, Inc., a designer, marketer, retailer, and distributor of a variety of innovative, branded, premium products to a wide-ranging customer base and Kontoor Brands, Inc. a global lifestyle apparel company. From May 2015 through April 2016, Mr. Shearer served as a member of the board of directors of The Fresh Market, Inc., a specialty grocery retailer.

Director Qualifications

Mr. Shearer’s recent role as Chief Financial Officer of VF Corporation, coupled with his 12 years of experience in public accounting, enables him to provide our Board of Directors and the Audit Committee with important insights on a range of financial and internal control matters, as well as on matters relating to capital structure, information systems, risk management, public reporting and investor relations. In addition, his participation in VF Corporation expansion initiatives, including a number of acquisitions and growth in international markets, enables him to provide important insights on international operations, business combination opportunities, and strategic planning.

JANET S. VERGIS
Director since 2014 Independent Age: 56 ◾ Audit Committee ◾ Governance & Nominating Committee

Professional Experience

Ms. Vergis served as an Executive Advisor for private equity firms from January 2013 to December 2019, where she identified and evaluated healthcare investment opportunities. From January 2011 to August 2012, she

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was the Chief Executive Officer of OraPharma, Inc., a specialty pharmaceutical company dedicated to oral health, where she led that company’s successful turnaround and its subsequent sale. From 2004 to 2009, Ms. Vergis served as President of Janssen Pharmaceuticals, McNeil Pediatrics and Ortho-McNeil Neurologics. From 1988 to 2004, she served in various positions of increasing responsibility in executive leadership, research and development, new product development, sales, and marketing with Johnson & Johnson and its subsidiaries.

Other Boards and Appointments

Ms. Vergis is currently a member of the board of directors of Teva Pharmaceutical Industries, a global leader in generics and biopharmaceuticals, and Dentsply Sirona, the world’s largest manufacturer of professional dental solutions. She was also a member of the board of directors of Amneal Pharmaceuticals, Inc. and MedDay Pharmaceuticals from 2015 to 2019 and 2016 to 2021, respectively.

Director Qualifications

Ms. Vergis’ more than 30 years of healthcare leadership experience, together with her extensive background in research and development, new product development (including products regulated by the U.S. Food and Drug Administration), sales, and marketing, combined with her focus in the areas of oral health and women’s health, enable her to provide important perspectives to our Board of Directors on a range of matters relating to our operations.

ARTHUR B. WINKLEBLACK
Director since 2008 Independent Age: 63 ◾ Chair, Compensation & Organization Committee ◾ Executive Committee

Professional Experience

Mr. Winkleblack retired in June 2013 as Executive Vice President and Chief Financial Officer of the HJ Heinz Company, a global packaged food manufacturer, where he had served in such capacity since January 2002. From 1999 through 2001, Mr. Winkleblack was Acting Chief Operating Officer, Perform.com, and Chief Executive Officer, Freeride.com, at Indigo Capital. Earlier in his career, Mr. Winkleblack held senior finance positions at the C. Dean Metropoulos Group, Six Flags Entertainment Corporation, AlliedSignal, Inc., and PepsiCo, Inc. Mr. Winkleblack also provided financial and capital markets consulting services to Ritchie Brothers Auctioneers (“RBA”), an industrial auctioneer, from 2014 to 2019. He served as the Senior Advisor to RBA’s CEO, Ravichandra K. Saligram, who also serves on our Board of Directors.

Other Boards and Appointments

Mr. Winkleblack currently serves as a member of the board of directors of The Wendy’s Company, a global quick service restaurant company and Aramark, a global provider of food, facility and uniform services. He was a member of the Board of Directors of RTI International Metals, Inc., a NYSE-listed company specializing in advanced titanium products for the aerospace, defense and medical device markets and Performance Food Group, a company specializing in the distribution of food and food-related products to customers throughout the United States, from 2013 to 2015 and 2015 to 2019, respectively.

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Director Qualifications

Mr. Winkleblack’s substantial executive experience across a broad range of industries enables him to provide our Board of Directors with knowledgeable perspectives on strategic planning, international operations, and mergers and acquisitions. In addition, his nearly 12 years of experience as the Chief Financial Officer of a large, multinational, consumer goods company enables him to bring important perspectives to our Board of Directors on performance management, business analytics, finance and capital structure, compliance, information technology, risk management, public company reporting, and investor relations.

LAURIE J. YOLER
Director since 2018 Independent Age: 56 ◾ Governance & Nominating Committee ◾ Compensation & Organization Committee

Professional Experience

Ms. Yoler is a General Partner at Playground Global, a technology and life sciences venture capital firm in Silicon Valley. She was the Senior Vice President, Business Development of Qualcomm, Inc. and President, Qualcomm Labs, a wholly-owned subsidiary of Qualcomm, Inc., from March 2013 to January 2016, driving internal innovation and exploring opportunities for new businesses, strategic partnerships, acquisitions, investments, and divestitures. From February 2006 to March 2013, Ms. Yoler was a partner and Managing Director at GrowthPoint Technology Partners, a Silicon Valley based investment bank. From September 2004 to July 2005, Ms. Yoler served as Chief Development Officer of Intellectual Ventures LLC, a private equity firm. From March 2001 to September 2004 Ms. Yoler was Vice President, Business Development and Marketing at Packet Design and Precision I/O, two early-stage technology firms. Prior to that, Ms. Yoler was an integral part of the development and launch of many new innovations and products in her roles at Visa Inc., Sun Microsystems, Accenture PLC and PricewaterhouseCoopers.

Other Boards and Appointments

Ms. Yoler serves on the Board of Directors of Bose Corporation, a company that designs, develops and sells audio equipment. From 2015 to 2020, Ms. Yoler served as a board member and strategic advisor to Zoox Inc. in the AI/autonomous vehicle industry until its acquisition by Amazon. She currently serves as a member of the boards of directors of two privately held technology companies, Lacuna and Leaf Logistics. From 2003 to 2008, Ms. Yoler was a founding member of the Board of Directors of Tesla, Inc., a company that designs, develops, manufactures and sells electric vehicles and advanced electric vehicle powertrain components. Ms. Yoler served on Tesla’s advisory board from 2008 until 2013.

Director Qualifications

Ms. Yoler’s extensive experience in the technology industry, spanning strategy, product, corporate development, global sales and marketing, mergers and acquisitions and business development, enables her to provide valuable insights into a wide variety of matters relating to technology, acquisitions, marketing, business development, and international operations.

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CORPORATE GOVERNANCE

CORPORATE GOVERNANCE AND OTHER BOARD MATTERS

BOARD COMPOSITION

Our Board of Directors is currently comprised of James R. Craigie, Matthew T. Farrell, Bradley C. Irwin, Penry W. Price, Susan G. Saideman, Ravichandra K. Saligram, Robert K. Shearer, Janet S. Vergis, Arthur B. Winkleblack, and Laurie J. Yoler.

CORPORATE GOVERNANCE GUIDELINES AND OTHER CORPORATE GOVERNANCE DOCUMENTS

Our Corporate Governance Guidelines, including guidelines for the determination of director independence, the responsibilities and duties of our Board of Directors, director access to management and independent advisors, director compensation, the committees of our Board of Directors, and other matters relating to our corporate governance, are available on the “Investors” page of our website, www.churchdwight.com. Also available on the “Investors” page are other corporate governance documents, including our Code of Conduct (“Code of Conduct”) and the Charters of the Audit Committee, Compensation & Organization Committee, and Governance & Nominating Committee.

Our website is not part of this proxy statement; references to our website address in this proxy statement are intended to be inactive textual references only.

BOARD OF DIRECTORS INDEPENDENCE

Our Corporate Governance Guidelines provide that a majority of our Board of Directors shall consist of independent directors who meet the criteria for independence required by the NYSE listing standards. A director will be considered independent if our Board of Directors affirmatively determines that the director has no material relationship with us (directly, or as a partner, stockholder, or officer of an organization that has a relationship with us). In assessing the materiality of a relationship, our Board of Directors considers all relevant facts and circumstances. In addition to the independence standards established by the NYSE, we have adopted categorical standards under the Corporate Governance Guidelines designed to assist our Board of Directors in assessing independence. Under these standards, none of the following relationships necessarily disqualifies a director or nominee from being considered “independent”:

•	A director’s or a director’s immediate family member’s ownership of five percent or less of the equity of an organization that has a relationship with us;

•

A director’s service as an executive officer of or employment by, or a director’s immediate family member’s service as an executive officer of, a company that makes payments to or receives payments from us for property or services in an amount which, in any of the last three fiscal years, is less than the greater of $1 million or two percent of such other company’s consolidated gross revenues; or

•

A director’s service as an executive officer of a charitable organization that received annual contributions from the Company that have not exceeded the greater of $1 million or two percent of such charitable organization’s annual gross revenues in any of such charitable organization’s last three fiscal years.

Our Board of Directors reviewed and analyzed the independence and each nominee for director in January 2021 to determine whether any particular relationship or transaction involving any director, or any director’s affiliates or immediate family members, was inconsistent with a determination that the director is independent for purposes of serving on our Board of Directors and its committees. During this review, our Board examined transactions and relationships between directors or their affiliates and family members and Church & Dwight. As a result of this review, in January 2021, our Board affirmatively determined that each of James R. Craigie, Bradley C. Irwin, Penry W. Price, Susan G. Saideman, Ravichandra K. Saligram, Robert K. Shearer, Janet S. Vergis, Arthur B. Winkleblack and Laurie J. Yoler is independent within the meaning of the NYSE listing standards and

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under the categorical standards described in the Corporate Governance Guidelines. Our Board also determined that Robert D. Leblanc, who served on the Board until the conclusion of our 2020 Annual Meeting of Stockholders, was an independent director.

Our Board of Directors has further determined that each of the members of the Audit Committee, Compensation & Organization Committee, and Governance & Nominating Committee is independent within the meaning of the NYSE listing standards, and that the members of the Audit Committee and the Compensation & Organization Committee meet the additional independence requirements of the NYSE listing standards applicable to audit committee members and compensation committee members, respectively. In addition, the members of the Compensation & Organization Committee are “non-employee directors” as defined under applicable SEC rules.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the directors who served on the Compensation & Organization Committee in fiscal year 2020 has ever served as one of our officers or employees. In addition, none of the directors who served on the Compensation & Organization Committee had any relationship with us or any of our subsidiaries during fiscal year 2020 pursuant to which disclosure would be required under applicable rules and regulations of the SEC pertaining to the disclosure of transactions with related persons. During fiscal year 2020, none of our executive officers served as a member of the compensation committee (or other committee performing similar functions or, in the absence of any such committee, the entire board of directors), of any other entity of which an executive officer of such other entity served on our Board of Directors or the Compensation & Organization Committee.

EXECUTIVE SESSIONS OF INDEPENDENT DIRECTORS

Our Board of Directors meets in regularly scheduled executive sessions without any members of our management, including the CEO, present. The Lead Director, currently Mr. Irwin, is responsible for chairing the executive sessions of our Board of Directors. In addition, each of the Compensation & Organization, Governance & Nominating and Audit Committees regularly meet alone in scheduled executive sessions without any members of our management, including the CEO, present.

BOARD OF DIRECTORS RISK OVERSIGHT

Our Board of Directors, acting principally through the Audit Committee, is actively involved in the oversight of the significant risks affecting our business. Our Board of Directors’ and the Audit Committee’s risk oversight activities are focused on management’s risk assessment and management processes, as well as on our ethics and compliance program.

Our Internal Audit department administers a vigorous risk assessment effort every other year, in collaboration with all of our directors and executive officers. This process is designed to identify and rank the most significant risks that affect our Company, including consideration of a large number of risks associated with companies in the consumer products industry. The assessed risks encompass, among others, economic, industry, enterprise, operational, cybersecurity, data privacy, compliance, sustainability and environmental, social and governance (“ESG”) (including climate change) and financial risks. Our President and Chief Executive Officer assigns an executive officer to lead the management of each of those risks identified as among the most significant. As part of the risk management process, our Internal Audit department annually prepares an Internal Audit project plan under which it reviews activities directed to mitigate business and financial related risks. This plan is subject to Audit Committee approval.

Our Director, Internal Audit (“Internal Audit Director”) meets quarterly with our executive officers to assess any changes in the magnitude of identified risks, as well as the status of mitigation activities with regard to the most significant risks. Our Internal Audit Director reports directly to the Audit Committee and advises the Audit Committee on a quarterly basis regarding management’s risk assessment process and the progress of mitigation activities designed to facilitate the maintenance of risk within acceptable levels. The Audit Committee, in turn, reports to our Board of Directors with regard to these matters on a quarterly basis. Our Board of Directors also receives quarterly updates on cybersecurity risks from our Global CIO.

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CORPORATE GOVERNANCE

Our Executive Vice President and General Counsel leads our ethics and compliance risk oversight program through the Compliance Council, which is comprised of various functional representatives and compliance subject matter experts. The Compliance Council meets regularly to review the health of the program, opportunities for improvement, and the status of execution against agreed program priorities. Our Executive Vice President and General Counsel also meets regularly with the Audit Committee, either alone or together with subject matter experts from the Compliance Council, to review the health of our compliance and ethics program, its priorities, and the status of execution against those priorities. Annually, our Executive Vice President and General Counsel provides a comprehensive review of the compliance and ethics program to our Board of Directors, and supplements this review, from time to time, as requested by our Board of Directors or as appropriate with respect to specific compliance risk areas or issues.

Our Executive Vice President and General Counsel and Executive Vice Presidents of Global Research & Development, Global Operations and Global Human Resources lead our sustainability and ESG program through the Corporate Issues Council (the “Council”) which is comprised of various functional representatives and subject matter experts. The Council meets regularly to review the health of the program, opportunities for improvement, and the status of execution against agreed program priorities. Our Executive Vice President and General Counsel also meets regularly with the Governance & Nominating Committee, together with subject matter experts from the Council, to review the health of our sustainability and ESG program, its priorities, and the status of execution against those priorities. The Chair of our Governance & Nominating Committee reviews the status of our sustainability and ESG program with our Board of Directors at each regularly scheduled Board meeting, and supplements this review, from time to time, as requested by our Board of Directors or as appropriate with respect to specific sustainability and ESG matters, other than those related to human capital matters, including diversity, equity and inclusion, which are overseen by the Compensation & Organization Committee and reported on to the Board by the Chair of that Committee.

In addition to the efforts of our Board of Directors and the Audit Committee to address risk oversight, the Compensation & Organization Committee annually reviews our compensation policies and practices to confirm that such compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our Company. As a result of its most recent review in 2020, the Compensation & Organization Committee concluded that our incentive compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us for the following reasons:

•	Awards are earned based on achievement of corporate performance objectives under the Annual Incentive Plan.

•

The four 2020 performance metrics selected under our Annual Incentive Plan were counterbalanced so that, for example, an undue focus on net sales at the expense of gross margins would not result in a higher payout.

•

We cap maximum awards under the Annual Incentive Plan. The Annual Incentive Plan uses a performance rating system which corresponds to a payout range from 0.0 (0 percent of target) to a maximum of 2.0 (200 percent of target), which limits the potential for excessive emphasis on short-term incentives.

•

Stock options constitute a substantial portion of an executive’s total remuneration and vest as to all underlying shares on the third anniversary of the date of grant. This structure encourages a longer-term focus and rewards our executives only if the price of our common stock appreciates above the exercise price of the stock option.

•

Annual stock option grants result in overlapping three-year vesting periods, which reduces the risk of an inappropriate focus on one vesting date and which encourages continued retention and incentives.

•	Our stock ownership guidelines require that our executives hold a significant amount of our common stock to further align their interests to the interests of our stockholders on a long-term basis.

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CORPORATE GOVERNANCE

Our Board of Directors believes that our compensation system, our division of risk oversight responsibilities, and our Board of Directors’ leadership structure comprise and support the most effective risk management approach.

BOARD OF DIRECTORS LEADERSHIP STRUCTURE

The Corporate Governance Guidelines provide that our Board of Directors may determine from time to time what leadership structure works best for our Company, including whether the same individual should serve both as Chairman of our Board of Directors and Chief Executive Officer. In addition, the guidelines provide that if the same individual serves as Chairman of our Board of Directors and CEO, or the Chairman is otherwise not independent, our Board of Directors shall have an independent Lead Director, as selected by the independent members of the Board.

The Board of Directors believes the most effective leadership structure for the Company at this time is one with a combined Chairman and CEO, coupled with an independent Lead Director. Having a combined Chairman and CEO promotes a cohesive vision and strategy for the Company and enhances our ability to execute effectively. We have found that this structure fosters leadership and communication advantages and efficiencies. Mr. Farrell, our current Chairman and CEO, is in an optimal position to identify, and to lead Board discussions on, important matters related to our business operations and related risk. Mr. Farrell’s in-depth knowledge of our strategic priorities and operations enables him to facilitate effective communication between management and our Board of Directors and ensure that key issues and recommendations are brought to the attention of our Board of Directors and management. We believe that Mr. Farrell is an effective spokesperson for management and our Board of Directors by serving in both positions. The Board created the Lead Director role as an integral part of a leadership structure that promotes strong, independent oversight of the Company’s management and affairs. Mr. Irwin has served as the Lead Director since January 2020. The Lead Director presides over executive sessions and has the authority to call executive sessions. The Lead Director also consults with the entire Board of Directors and with our Chairman, President and CEO and our Secretary on Board of Directors meeting agendas. In addition, the Lead Director acts as a contact person to facilitate communications between employees, stockholders, and others with the independent directors.

We believe that the presence of a Lead Director enhances the ability of our Board of Directors to provide additional independent oversight and supplements the following corporate governance practices, which also facilitate independent oversight:

•	All of our directors, other than our Chairman, President and CEO, are independent.

•	All of the members of the Audit Committee, Compensation & Organization Committee, and Governance & Nominating Committee are independent.

•	Our Board of Directors and each of its standing committees meet in regularly scheduled executive sessions without the presence of management.

•	Our Board of Directors completes an annual assessment of the effectiveness of the full Board of Directors, each of its standing committees, and individual directors.

COMMUNICATION WITH THE BOARD OF DIRECTORS

While management has primary responsibility for stockholder engagement, our Board of Directors is regularly informed about management’s stockholder engagement efforts as part of its oversight role and is committed to enhancing stockholder value and to considering requests from our stockholders that will help us achieve this goal. Our stockholder engagement practices and controls, which are designed to support our commitment to constructive communications between our stockholders and the independent directors, include the ability of our stockholders to attend the Annual Meeting, an annual advisory vote on executive compensation (“say-on-pay”), the ability to submit stockholder proposals and recommend candidates for election to our Board, and the ability to communicate directly with our Board of Directors.

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CORPORATE GOVERNANCE

Our Lead Director acts as a contact person to facilitate communications between employees, stockholders and others with the independent directors. The Lead Director is responsible for ensuring that stockholder requests, recommendations, and proposals regarding governance-related matters are evaluated by the Governance & Nominating Committee, the Compensation & Organization Committee, or Audit Committee, as appropriate, and then by our Board of Directors based on the applicable Committee’s recommendation.

Any person who wishes to communicate with our Board of Directors, including the Lead Director or the independent directors as a group, may direct a written communication to our Board of Directors, the Lead Director, or the independent directors, at: Church & Dwight Co., Inc., Princeton South Corporate Park, 500 Charles Ewing Boulevard, Ewing, New Jersey 08628, Attention: Secretary. Such correspondence (other than solicitations) will be logged in and forwarded to the Lead Director.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

Committees of the Board of Directors

The Board has four standing committees as set forth in the table below, as well as a Finance Committee that meets on an ad hoc basis. During 2020, each incumbent director attended at least 75 percent of the aggregate number of meetings held by our Board and all Board committees on which such director served.

Director	Board	Audit	Compensation and Organization	Governance and Nominating	Executive

James R. Craigie	✓

Matthew T. Farrell	Chair				Chair

Bradley C. Irwin	Lead Director		✓	✓	✓

Penry W. Price	✓	✓	✓

Susan G. Saideman	✓	✓

Ravichandra K. Saligram	✓			Chair	✓

Robert K. Shearer	✓	Chair			✓

Janet S. Vergis	✓	✓		✓

Arthur B. Winkleblack	✓		Chair		✓

Laurie J. Yoler	✓		✓	✓

Number of Meetings in 2020	12	5	4	8	0

Although we do not have a formal policy requiring attendance of directors at our Annual Meetings, we expect all directors to attend the Annual Meeting absent exceptional circumstances. All incumbent directors attended the 2020 Annual Meeting.

Audit Committee.    Under its Charter, the Audit Committee, among other responsibilities, (i) has sole authority to retain, set compensation and retention terms for, terminate, and oversee and evaluate the activities of, our independent registered public accounting firm; (ii) reviews and approves in advance the performance of all audit and permitted non-audit services, subject to the pre-approval policy discussed below under “Pre-Approval of Audit and Permissible Non-Audit Services”; (iii) reviews and discusses with management and our independent registered public accounting firm the annual audited financial statements and quarterly financial statements and certain other disclosures included in our filings with the SEC; (iv) reviews and discusses with management earnings press releases prior to their release; (v) discusses with management, internal audit personnel, and our independent registered public accounting firm, our risk assessment and risk management policies, including our major financial risk exposures and the security of the Company’s computerized information systems, including cybersecurity; (vi) oversees the internal audit function; (vii) discusses with management, internal audit personnel,

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and our independent registered public accounting firm the adequacy and effectiveness of our financial reporting processes, internal control over financial reporting, and disclosure controls and procedures; and (viii) oversees the adoption, periodic review, and oversight of policies and procedures regarding business conduct and oversees our compliance and ethics program.

Our Board of Directors has determined that each of Mr. Shearer and Mr. Winkleblack is an “audit committee financial expert” within the meaning of SEC regulations.

The Audit Committee has established procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls and auditing matters and the receipt of confidential, anonymous submissions by our employees with respect to concerns regarding potential violations of our compliance and ethics program, including questionable accounting or auditing matters. Such complaints and submissions may be made by writing to the following address: Church & Dwight Co., Inc., Princeton South Corporate Park, 500 Charles Ewing Boulevard, Ewing, New Jersey 08628, Attention: Secretary. Complaints may also be made via the Internet at www.churchdwight.ethicspoint.com, or by calling our toll-free hotline. The Audit Committee regularly receives reports regarding potential violations of our compliance and ethics program and oversees certain investigations relating thereto. The number for calls placed within the United States and Canada is (855) 384-9879. The numbers for calls placed in other countries may be found on the Internet at www.churchdwight.ethicspoint.com. Such correspondence will be logged in and forwarded to the Chair of the Audit Committee or his/her designated delegates, who provide the Audit Committee with regular reports.

Compensation & Organization Committee.    Under its Charter, the Compensation & Organization Committee is responsible for approving the specific salary, bonuses, stock awards, and other compensation for our elected officers, which includes our named executive officers identified in the Summary Compensation Table on page 61. The Compensation & Organization Committee also, among other responsibilities, (i) oversees the design of our executive compensation programs, policies, and practices; (ii) reviews and approves the adoption, termination, and amendment of, and administers, our incentive and equity compensation plans; (iii) reviews and approves annually corporate goals and objectives as they relate to CEO and other executive officer compensation; (iv) evaluates at least annually the performance of the CEO and the other executive officers and establishes their respective compensation; (v) evaluates whether our compensation policies and practices for our executive officers and other employees create risks that are reasonably likely to have a material adverse effect on us; (vi) collaborates with the Governance & Nominating Committee, regarding recommendations to our Board of Directors concerning executive officer succession; (vii) collaborates with the Governance & Nominating Committee, regarding recommendations to our Board of Directors concerning non-employee director compensation; and (viii) recommends to the Board the development, selection, retention, and dismissal of elected officers. The Compensation & Organization Committee also reviews human capital matters with respect to the Company, including, but not limited to, the development, attraction, and retention of Company personnel, employee diversity, equity and inclusion, and internal communication programs.

In considering executive compensation, the Compensation & Organization Committee considers the executive compensation recommendations as well as the comparative public company data provided by independent compensation consultants engaged directly by the Compensation & Organization Committee. Semler Brossy Consulting Group, LLC (“Semler Brossy”) serves as the Compensation & Organization Committee’s independent compensation consultant and does not provide any other services to us. See “Compensation Discussion and Analysis” for additional information regarding the services provided by Semler Brossy and information considered by the Compensation & Organization Committee. The Compensation & Organization Committee also takes into account statistical data and recommendations of our CEO. However, our CEO does not make recommendations regarding his own compensation.

Governance & Nominating Committee.    Under its Charter, the Governance & Nominating Committee, among other responsibilities, (i) develops and periodically reviews, and recommends to our Board of Directors, criteria for the selection of new directors to serve on our Board of Directors; (ii) identifies individuals qualified to become members of our Board of Directors consistent with our Board of Directors’ criteria for selecting new

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directors set forth in the Corporate Governance Guidelines; (iii) recommends to our Board of Directors, director nominees to be elected at the next annual meeting of stockholders and, where applicable, to fill vacancies; (iv) considers and makes recommendations to our Board of Directors on questions of independence and possible conflicts of interest of members of our Board of Directors and executive officers in accordance with the Corporate Governance Guidelines; (v) in collaboration with the Compensation & Organization Committee, makes recommendations to our Board of Directors concerning executive officer succession; (vi) oversees Board of Directors and committee evaluations; (vii) makes recommendations to our Board of Directors regarding corporate governance matters; (viii) in consultation with the Compensation & Organization Committee, periodically reviews and makes recommendations to our Board of Directors regarding the compensation of our non-employee directors, and the principles upon which such compensation is determined; and (ix) oversees the Company’s ESG and sustainability program, including, but not limited to, the Company’s climate change policies and programs (other than those related to human capital matters, including diversity, equity and inclusion, which are overseen by the Compensation & Organization Committee).

The Governance & Nominating Committee recommends to our Board of Directors candidates for nomination to our Board of Directors. When considering individuals to recommend for nomination, the Governance & Nominating Committee seeks persons with diverse backgrounds who possess the following characteristics: integrity, education, commitment to our Board of Directors, business judgment, business experience, accounting and financial expertise, diversity, reputation, civic and community relationships, high performance standards, and the ability to act on behalf of stockholders.

The Governance & Nominating Committee will consider recommendations for director candidates from stockholders. Stockholder recommendations of candidates should be submitted in writing to: Church & Dwight Co., Inc., Princeton South Corporate Park, 500 Charles Ewing Boulevard, Ewing, New Jersey 08628, Attention: Secretary. In considering any candidate proposed by a stockholder, the Governance & Nominating Committee will reach a conclusion as to whether to recommend such candidate to our Board of Directors based on the criteria described above. The Governance & Nominating Committee may seek additional information regarding the candidate. After full consideration, the stockholder recommending the candidate will be notified of the decision of the Governance & Nominating Committee (and of our Board of Directors, if the candidate is recommended to our Board of Directors for consideration). The Governance & Nominating Committee will consider all potential candidates in the same manner regardless of the source of the recommendation.

As highlighted in our Corporate Governance Guidelines, the Board values diversity and recognizes the importance of having unique and complementary backgrounds and perspectives in the board room. The Board endeavors to include diverse skills, professional experience, perspectives, age, race, ethnicity, gender and cultural backgrounds that reflect our consumer and investor base, and to guide the Company in a way that reflects the best interests of all our stockholders. The Board’s overall diversity is a significant consideration in the director nomination process. The Governance & Nominating Committee reviews the director nominees (including any stockholder nominees) and ascertains whether, as a whole, they meet the Corporate Governance Guidelines in this regard. For this year’s election, the Board has nominated 10 individuals who bring valuable diversity to the Board. Their collective experience covers a wide range of roles, geographies, and industries. Of these 10 director nominees three are women and one is diverse. In 2020, the Board renewed its commitment to having a diverse board and is committed to using refreshment opportunities to strengthen the Board’s diversity. To accomplish this, the Governance & Nominating Committee will continue to require that search firms engaged by the Company include a robust selection of women and racially/ethnically diverse candidates for serious consideration in all prospective director candidate pools. In addition, the Governance & Nominating Committee is committed to considering the candidacy of women and racially/ethnically diverse candidates for all future vacancies on the Board. The Board has also modified its age and tenure restrictions to increase refreshment of the Board and opportunities to add new and diverse Board members. The new guidelines require that existing Board members retire on the earlier of reaching age 72, or twenty years on the Board and, new Board members retire on the earlier of reaching age 72 or fifteen years on the Board. The Board also believes that tenure diversity should be considered in order to achieve an appropriate balance between the detailed Company-knowledge and wisdom that comes with many years of service, and the fresh perspective of newer Board members. We believe that our

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current Board has an appropriate balance of experienced and newer directors, with tenure of the current directors averaging nine years down from eleven years prior to Mr. LeBlanc’s retirement. The Governance & Nominating Committee balances all of the above considerations when assessing the composition of our Board of Directors. The Governance & Nominating Committee may engage the services of third-party search firms to assist in identifying and assessing the qualifications of director candidates.

Executive Committee.    The Executive Committee may exercise the authority of our Board of Directors, except as specifically reserved by Delaware law to our Board of Directors or as our Board of Directors otherwise provides.

Finance Committee.    The Board also has a Finance Committee, which meets on an ad hoc basis. The Finance Committee reviews financing and capital markets issues but has no decision autonomy. Mr. Winkleblack is chair of the Finance Committee. Messrs. Irwin, Saligram and Shearer also serve on the Finance Committee.

SUCCESSION PLANNING

Our Board of Directors recognizes that one of its most important duties is to ensure excellence and continuity in our senior leadership by overseeing the development of executive talent and planning for the effective succession of the Chairman of our Board of Directors and our CEO and other senior members of executive management. Our CEO and other senior executive succession planning process includes identifying external candidates and identifying and developing potential internal candidates on an ongoing basis. Our succession planning process was evidenced in 2020, when we appointed internal candidate Rene M. Hemsey as our new Executive Vice President, Global Human Resources and external candidate Joseph J. Longo as the Company’s principal accounting officer after his predecessor, Steve Katz, provided 12 months’ notice of his intention to retire at the end of 2020. Most recently, our succession planning process was evidenced when Steven P. Cugine, our Executive Vice President, International and Global New Products Innovation, communicated his intention to retire in the second quarter of 2021, allowing us sufficient time to evaluate internal and external candidates to succeed him. Mr. Barry A. Bruno, an internal candidate, became Mr. Cugine’s successor, as Executive Vice President, International, effective January 2021.

The criteria used when assessing the qualifications of potential CEO successors are included on a position specification developed by our Board of Directors. Our Board of Directors is committed to being prepared for a planned or unplanned change in our leadership in order to ensure our stability.

In continuation of this process, the Governance & Nominating Committee, in collaboration with the Compensation & Organization Committee, agrees upon and recommends to the Board a succession plan for our CEO and other senior members of executive management in the ordinary course of business and in emergency situations. Through this process, our Board of Directors receives from our CEO and the Executive Vice President, Global Human Resources qualitative evaluations of, and recommendations concerning, potential successors to our CEO and our other senior executives, along with a review of any development plans recommended for such individuals. At least once annually, our Board of Directors reviews our succession plans. Succession planning is also regularly discussed in executive sessions of our Board of Directors and in committee meetings, as applicable. Our directors become familiar with internal potential successors for key leadership positions through various means, including a comprehensive annual talent and succession review, Board of Directors and committee meeting presentations, and less formal interactions throughout the course of the year.

CODE OF CONDUCT

We have adopted a Code of Conduct that applies to all employees and directors of Church & Dwight and our global subsidiaries. Among other things, the Code of Conduct is designed to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, promote full, fair, accurate, timely and understandable disclosures in periodic reports we are required to file, promote compliance with applicable governmental laws, rules, and regulations and promote a harassment-free work environment. The Code of Conduct requires the prompt internal

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reporting of violations of the Code of Conduct and contains provisions regarding accountability for adherence to the Code of Conduct. The Code of Conduct is available on the “Investors” page of our website at www.churchdwight.com. We are committed to satisfying the disclosure requirements regarding any amendment to, or waiver from, a provision of the Code of Conduct, including the conduct of an executive officer or member of our Board, by making disclosures concerning such matters available on the “Investors” page of our website. See “Corporate Governance and Other Board Matters—Board of Directors Meetings and Committees—Audit Committee” for a summary of our procedures for the submission, receipt, retention, and treatment of complaints with respect to concerns regarding potential violations of our compliance and ethics program. Confidentiality terms in our settlement agreements with employees comply with all federal and state laws regarding limitations on confidentiality provisions and explicitly permit employees to report to government agencies and participate in government proceedings. Moreover, it is our practice not to use arbitration clauses in agreements with employees.

SUSTAINABILITY AND ESG

Our Board of Directors, acting principally through its Governance & Nominating Committee, oversees our sustainability and ESG efforts. Our Governance & Nominating Committee facilitates oversight of all aspects of ESG and sustainability, other than those overseen by our Compensation & Organization Committee and Audit Committee, and focuses on governance, brands, products, packaging, responsible sourcing and environmental aspects of ESG. Our Compensation & Organization Committee focuses on human capital matters, including diversity, equity and inclusion. Our Audit Committee focuses on our compliance and ethics program.

While management has primary responsibility for stakeholder engagement, our Board of Directors, through its committees and as part of the strategic planning process, is regularly informed about and oversees these efforts. Our Independent Lead Director is responsible for ensuring that stockholder sustainability requests, recommendations and proposals are evaluated by the Governance & Nominating Committee, additional committees of the Board as appropriate, and then by the Board of Directors, if needed.

We maintain a strong heritage of commitment to people and the planet and believe that sustainable operations are both financially beneficial and critical to the health of the communities in which we operate. Accordingly, each year we publish a Sustainability Report that highlights our business and corporate responsibility commitments by detailing our financial, environmental, social and governance performance, including our metrics and targets. Our 2019 Sustainability Report (“Sustainability Report”) is available on our “Responsibility” page on our website, and our 2020 Sustainability Report will be available in April of 2021.

Our global sustainability platform is one of our leadership strategies, which we have derived from our heritage and organizational values. The following six pillars are the core focus of our sustainability efforts and, as applicable, are identified with the ESG priorities with which our pillars primarily correspond:

•	Our Brands: Delight consumers with our brands and contribute towards a more sustainable world (Environmental and Social).

•	Products: Provide safe and effective products for consumers and the environment (Environmental and Social).

•	Packaging: Utilize consumer friendly and environmentally responsible packaging (Environmental).

•	Employees and Communities: Embrace the principles of diversity, equity and inclusion and good corporate citizenship and social responsibility within the communities we can impact (Social).

•	Responsible Sourcing: Improve our suppliers’ environmental, labor, health & safety and ethical practices (Environmental and Social).

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•

Environment: Minimize environmental impact of our global operations, with a focus on increased renewable energy usage, reduced water consumption, greenhouse gas emissions and solid waste to landfills (Environmental).

In 2020, our continued progress in key areas of sustainability earned recognition from various third parties, including Newsweek’s America’s Most Responsible Companies Top 100 List, the EPA’s Green Power Partnership Top 100 list, and the FTSE4Good Index Series, among others.

Our governance focus includes the processes, resources and systems in support of our sustainability and ESG efforts, as well as our corporate governance, which is separate from our sustainability program, all as described in this Proxy Statement and will be described in our 2020 Sustainability Report.

The Council guides the integration of sustainability with all parts of our business and drives continuous improvement in our sustainability approach and performance. The Council is comprised of senior executives representing all of our key functional areas, including Human Resources, Law, Global Operations, Research & Development, Marketing and Sales. The Council takes the lead in defining and implementing our sustainability strategies across the six pillars of our global sustainability program. Its duties include allocating resources to appropriately address sustainability issues; reporting on our progress to drive continuous improvement in our sustainability approach and performance; and monitoring, prioritizing and addressing evolving standards and stakeholder requirements.

Human Capital

Overview

We take great pride in fostering an enduring culture of “doing well by doing good.” By having the opportunity to make meaningful contributions to society, each of our employees can help create a stronger, more resilient company while contributing to a better world. In their everyday work, employees embody our core values of integrity, quality, commitment and innovation, and in doing so, directly contribute to our long-standing character and reputation.

Safety and Wellness

Employee safety remains our top priority. We develop and administer company-wide policies to ensure the safety of each team member and compliance with OSHA standards. In 2020, we implemented COVID-19 protocols across all locations in response to the pandemic, to ensure both the safety of our employees and compliance with federal and local requirements and guidelines.

Our Employees

As of December 31, 2020, we had approximately 5,100 global employees. Approximately 87% of our workforce is located in the Americas, 10% in Europe, Middle East, and Africa, and 3% in the Asia-Pacific region. About 50% of our employees are salaried and about 50% are paid hourly wages. During fiscal 2020, our turnover rate was approximately 14.9%. Our revenue per employee in fiscal 2020 was approximately $958,000.

Diversity, Equity and Inclusion

We embrace the diversity of our employees and believe that a diverse workforce reflective of our consumer base fosters innovation and cultivates an environment filled with unique perspectives. As a result, diversity, equity and inclusion (“DEI”) are critical to help the Company meet the needs of its customers and consumers around the world. As of December 31, 2020, females represented 40.6% of our global workforce. We strive to cultivate a culture and processes that supports and enhances our ability to recruit, develop and retain diverse talent at every level.

We have established a Diversity & Inclusion Council that provides strategic direction, guidance and advocacy for our DEI initiatives which is led by our Chief Executive Officer and our Director, Diversity & Inclusion

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and includes diverse employees at every level from around the world. Our Board of Directors, acting principally through its Compensation & Organization Committee, oversees our DEI efforts.

Hiring, Development and Retention

Our talent strategy is focused on attracting the best talent and recognizing and rewarding performance, while continually developing, engaging and retaining our talented employees.

We invest resources in professional development and growth as a means of improving employee performance and improving retention. This includes our bi-annual “LEAP” (Leadership Empowerment Achievement Program), which is aimed at continuous learning, professional training and development opportunities, targeted leadership development courses for new and existing leaders of different levels of seniority, tuition reimbursement, and job specific programs for our employees.

Compensation and Benefits

As part of the Company’s overall effort to attract, develop and retain talented employees, our compensation programs are designed to align the compensation of our employees with our and their performance, and to provide the proper incentives to attract, retain and motivate employees to achieve superior results. Moreover, our policies and procedures are designed to ensure compensation is fair for employees with the same job, at the same level, location and performance. These include utilizing pay grades for appropriate job groupings, making pay decisions based on relevant factors, such as education, experience, and performance, and subjecting pay decisions to higher levels of leadership and Human Resources review to ensure those decisions are fair, equitable and align with the Company’s equal employment opportunity policies and objectives.

Employees are eligible for health insurance, prescription drug benefits, dental, vision, hospital indemnity, accident, critical illness, and disability insurance, life insurance, health savings accounts, flexible spending accounts, reproductive rights coverage, and identity theft insurance.

Communities

We encourage our employees to become involved in their communities, and in 2020, our Employee Giving Fund supported our communities by providing $1.2 million to 205 deserving organizations through annual grants, disaster relief, and other monetary support. Employees purchased back-to-school supplies online to support disadvantaged youth, donated clothes and non-perishable items for clothing and food drives and provided supplies for a summer camp and holiday dinner for families in need. In addition, the Company has contributed approximately $4.8 million to our communities, which includes the retail value of product donations, delivering masks and hand sanitizers to hospitals where we live, donating to local food banks, and supporting local food establishments with gift certificates.

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COMPENSATION OF DIRECTORS

In 2020, our directors’ fees, other than the CEO, consisted of the following:

Annual Retainer 2020

•	Lead Director	$142,000

•	Chairperson of the Audit Committee	$140,000

•	Chairperson of the Compensation & Organization Committee	$135,000

•	Chairperson of the Governance & Nominating Committee	$132,500

•	Other non-employee directors	$120,000

Annual Equity 2020

•	Annual Equity Grant	$140,000

Special Assignment 2020

•	Special Assignment (Per Meeting)	$ 2,000

The table above does not include a separate annual retainer for the Board Chair, as the Board Chair is currently our Chief Executive Officer and he receives no additional compensation for his service on the Board.

We pay fees to our directors in accordance with the Amended and Restated Compensation Plan for Directors (as amended), (the “Compensation Plan for Directors”). Any fees payable to our directors under the Compensation Plan for Directors may be deferred in accordance with our Deferred Compensation Plan for Directors, provided that a timely election is made by the director seeking such deferral. We also provide annual stock option awards to our directors under the Amended and Restated Omnibus Equity Compensation Plan (as amended) (the “Omnibus Equity Compensation Plan”). All of these arrangements are described in further detail below.

Compensation Plan for Directors.    Our Compensation Plan for Directors became effective as of January 1, 2015 and provides for the payment of fee-based compensation (i.e., an annual retainer and any special assignment meeting fees) and annual equity grants to our directors who are not full-time employees of the Company. Special assignment meeting fees are paid in consideration for attendance at meetings with respect to certain non-scheduled activities and projects requested by the Board. No special assignment meeting fees were paid in fiscal year 2020. The annual retainer amount is pro-rated for any director with less than a full year of service. Ms. Saideman received a pro-rated portion of the Board retainer for her services which commenced on July 1, 2020.

The Compensation Plan for Directors provides each director with the choice of receiving his or her fee-based compensation (i) 100 percent in cash if that director has fully satisfied the Company’s Stock Ownership Guidelines for Directors, (ii) 50 percent in cash and 50 percent in shares of our common stock if specifically elected by a director or (iii) 100 percent in shares of our common stock (the default method of payment). For 2020, all directors (other than Ms. Saideman, who joined the Board in July 2020) made their elections for how to receive their fee-based compensation in December 2019. Ms. Saideman made her election within 30 days of commencing service. To determine the number of shares a director is entitled to receive under the Compensation Plan for Directors, the annual retainer or special assignment meeting fee amount (as applicable) is divided by the closing price of a share of our common stock as reported on the NYSE on the applicable payment date.

Annual Equity Grants for Directors.    The Compensation Plan for Directors provides that, unless otherwise established by our Board of Directors, equity grants to our non-employee directors will be made annually on the same date each year that we make annual equity grants to our employees (which date occurs on the Monday falling most closely to the midpoint between the dates of our first and second quarter earnings releases). A new director will receive his or her initial equity grant on the date such individual commences service

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with us as a director. In 2020, as in prior years, the annual equity grants were comprised of stock option awards granted under the Omnibus Equity Compensation Plan. All shares underlying the stock options granted to non-employee directors vest in full on the third anniversary of the grant date, subject to the director’s continued service on our Board of Directors and have a ten-year term. Upon any cessation of service due to death or disability, the stock options (to the extent unvested) continue to vest and all unexercised options remain outstanding until the third anniversary of such death or disability (or earlier until expiration of the option term). For any director who retires after serving on our Board of Directors for at least six years, the stock options (to the extent unvested) continue to vest and all unexercised options remain outstanding for the remainder of the option term. No non-employee director may receive more than one equity grant in any calendar year.

Deferred Compensation Plan for Directors.    The Deferred Compensation Plan for Directors provides an opportunity for our directors to defer payment of all or a portion of their respective director fees into a notional account until after termination of service. A director electing to defer payment must decide whether to receive the deferred payment in a lump sum or in annual installments over a period of up to 10 years. A director must make any of the foregoing elections prior to the beginning of the calendar year for which the deferred fees are earned. Also, newly elected directors may make such election within 30 days of becoming a director. A director’s election is deemed to remain in effect with respect to the following year unless the director revokes or changes such election prior to the commencement of such following year. Following a termination of service, the director generally receives a number of shares of our common stock in accordance with his or her timely filed election, either in a lump sum or in annual installments over a period of up to 10 years, equal to the number of notional shares then outstanding in the director’s deferred compensation account under the plan. On a change in control, any and all deferred accounts (including any account being paid in installments) will be immediately distributed. The number of notional shares represented by amounts in a participating director’s account is set forth below in the table captioned “Securities Ownership of Certain Beneficial Owners and Management” on page 37.

2021 Director Compensation.    On October 27, 2020, the Governance & Nominating Committee, in consultation with the Compensation & Organization Committee, reviewed the compensation of our non-employee directors, to determine if any changes were appropriate for fiscal 2021. As part of their review, the Committees consulted with Semler Brossy, the independent compensation consultant retained by the Compensation & Organization Committee. As part of its analysis of our non-employee director compensation program, Semler Brossy examined how the total compensation and each element of our program compared to the director compensation programs of our Compensation Peer Group, as identified and discussed in more detail on pages 47-49. The Governance & Nominating Committee targets the total compensation paid to our non-employee directors at a level that approximates the 50th percentile of the compensation paid to non-employee directors of the Compensation Peer Group. Based on its analysis, Semler Brossy concluded that the total compensation paid to our non-employee directors was generally aligned with the median of the director compensation of the Compensation Peer Group, and, based upon its review, the Governance & Nominating Committee recommended to the Board that no changes be made to the amount or structure of our Board of Director compensation program for fiscal year 2021.

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The following table provides information regarding compensation paid to our non-employee directors in 2020.

2020 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		Option Awards ($)(1)(2)	All Other Compensation	Total ($)

James R. Craigie	120,000	—		140,000	—	260,000

Bradley C. Irwin	—	140,167		140,000	—	280,167

Penry W. Price	—	120,000		140,000	—	260,000

Susan G. Saideman	—	70,000	(3)	140,000	—	210,000

Ravichandra K. Saligram	—	132,500		140,000	—	272,500

Robert K. Shearer	70,000	70,000		140,000	—	280,000

Janet S. Vergis	—	120,000		140,000	—	260,000

Arthur B. Winkleblack	135,000	—		140,000	—	275,000

Laurie J. Yoler	—	120,000		140,000	—	260,000

(1)

The amounts shown for stock awards relate to directors’ fees paid in shares of our common stock, including directors’ fees deferred by directors under the Deferred Compensation Plan for Directors into notional investments in our common stock. The amounts shown for option awards related to stock options granted under the Omnibus Equity Compensation Plan. These amounts are based upon the grant date fair value of awards calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”). The assumptions used in determining these amounts are set forth in note 12 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC on February 18, 2021.

See “Compensation Plan for Directors” and “Deferred Compensation Plan for Directors” for information regarding the computation of the number of shares or notional shares provided to a director in payment of director fees. Two directors deferred payment of all or a portion of their 2020 fees under the Deferred Compensation Plan for Directors, as follows: Mr. Saligram, $132,500; and Mr. Shearer, $70,000. As of December 31, 2020, none of our directors held any unvested stock awards.

(2)

At December 31, 2020, the number of shares of our common stock underlying options held by each of the directors listed in the table was: Mr. Craigie, 2,279,056 (including options granted to Mr. Craigie in his capacity as the Company’s former Chief Executive Officer); Mr. Irwin, 87,464; Mr. Price, 134,358; Ms. Saideman, 10,680; Mr. Saligram, 134,898; Mr. Shearer, 71,960; Ms. Vergis, 57,300; Mr. Winkleblack, 71,960; and Ms. Yoler, 33,300.

(3)	This amount for Ms. Saideman includes a pro-rated portion of the Board retainer received for her service beginning on July 1, 2020

STOCK OWNERSHIP GUIDELINES FOR DIRECTORS

In order to ensure that their interests are aligned with the interests of our stockholders, it is expected that each non-employee director will have, within five years from the date on which they join the Board, a number of shares having a value of at least five times the standard annual retainer (which is the annual retainer received by any director who is not a committee chair, the Lead Director or the Chairman). The annual retainer was $120,000 for 2020 and the dollar value of shares required to be held by our directors who have served five or more years was $600,000 as of December 31, 2020. The calculation of ownership includes:

•	shares owned by the director (or members of his or her immediate family residing in the same household);

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CORPORATE GOVERNANCE

•	notional shares held for the account of the director in the Deferred Compensation Plan for Directors;

•	shares held in a trust for which a director has shared voting or investment power; and

•	60 percent of the in-the-money value of vested and unvested stock options.

Until a non-employee director satisfies his or her stock ownership requirement, the director will be required to hold 50 percent of all shares of our common stock received upon the exercise of stock options, grants of stock, or upon lapse of the restrictions on restricted stock (in each case, net of any shares utilized to pay for the exercise price of an option and/or to satisfy tax withholding obligations). All of our non-employee directors who have been in their position for five years or more own enough shares to satisfy our guidelines.

OUR EXECUTIVE OFFICERS

Listed below are the names, ages and positions held by each of our executive officers and our Vice President, Controller and Chief Accounting Officer.

Name	Age	Position

Britta B. Bomhard	52	Executive Vice President and Chief Marketing Officer

Barry A. Bruno	49	Executive Vice President, International

Steven P. Cugine	58	Executive Vice President, Global New Products Innovation

Patrick D. de Maynadier	60	Executive Vice President, General Counsel and Secretary

Richard A. Dierker	41	Executive Vice President and Chief Financial Officer

Matthew T. Farrell	64	President and Chief Executive Officer

Rene M. Hemsey	53	Executive Vice President, Global Human Resources

Carlos G. Linares	57	Executive Vice President, Global Research & Development

Joseph J. Longo	50	Vice President, Controller and Chief Accounting Officer

Rick Spann	58	Executive Vice President, Global Operations

Paul R. Wood	48	Executive Vice President, U.S. Sales

All executive officers serve at the discretion of our Board of Directors. Mr. Longo serves at the discretion of our CEO.

Biographical information for Mr. Farrell appears under “Current Term Expires in 2022” on page 13.

Ms. Bomhard has been our Executive Vice President and Chief Marketing Officer since January 2016, prior to which she served as General Manager, Europe since 2013. From 2005 to 2013, Ms. Bomhard served in a variety of Marketing and General Management assignments at Energizer. Prior to Energizer, Ms. Bomhard worked for Wella AG and GlaxoSmithKline in their marketing organizations. Ms. Bomhard currently serves as a member of the board of directors of Primo Water Corporation, a leading direct provider of bottled water to consumers and water filtration services in North America and Europe, as well as, a leading provider of water dispensers, purified bottled water and self-service refill drinking water in the U.S. and Canada.

Mr. Bruno has been our Executive Vice President, International since January 2021. From January 2016 through January 2021, Mr. Bruno was the Company’s Vice President, International Marketing and Global Markets Group. From May 2015 through December 2015, Mr. Bruno was the Company’s General Manager, International Marketing and Global Markets Group. From July 2013 through April 2015, Mr. Bruno was the Company’s Director – Export. Prior to joining the Company, Mr. Bruno held various positions with increasing responsibility at Johnson & Johnson, in its consumer, pharmaceutical and diagnostics business units.

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CORPORATE GOVERNANCE

Mr. Cugine has been our Executive Vice President, Global New Products Innovation since January 2021. From January 2016 to January 2021 he was our Executive Vice President, International and Global New Products Innovation. From June 2014 to December 2015, he was Executive Vice President, and President, International Consumer Products, from July 2013 to June 2014, he was Executive Vice President, Global New Products Innovation, and President, International Consumer Products and, from May 2007 through June 2013, he served as our Executive Vice President, Global New Products Innovation. From October 2000 through May 2007, Mr. Cugine served in a variety of management positions at the Company. Prior to that Mr. Cugine served in several capacities with FMC Corporation, including as Director of Human Resources for the Alkali, Peroxide, and Oxidant Chemical Divisions. As previously announced, Mr. Cugine intends to retire from the Company in the second quarter of 2021.

Mr. de Maynadier has been our Executive Vice President, General Counsel and Secretary since December 2011. He served in a number of capacities for Hill-Rom Holdings, Inc. and its predecessor, Hillenbrand Industries, Inc., from January 2002 through December 2010, including Senior Vice President, General Counsel and Secretary and Vice President, General Counsel and Secretary. Previously, Mr. de Maynadier served as Executive Vice President, General Counsel and Secretary for CombiMatrix Corporation, as President and Chief Executive Officer of SDI Investments, LLC, a spin-off of Sterling Diagnostic Imaging, Inc., and as Senior Vice President, General Counsel and Secretary of Sterling Diagnostic Imaging, Inc. Earlier in his career, Mr. de Maynadier was a corporate and securities Partner at the law firm Bracewell & Patterson, L.L.P.

Mr. Dierker has been our Executive Vice President and Chief Financial Officer since January 2016, prior to which he served as Vice President, Corporate Finance since 2012. From 2009 to 2012, Mr. Dierker led Supply Chain Finance as the Company’s Operations Controller. From 2008 to 2009, he held a senior financial management position at Alpharma, Inc., a leading international specialty pharmaceutical company. Prior to 2008, he held financial and business development management positions for Ingersoll-Rand Ltd, a major diversified industrial manufacturer.

Ms. Hemsey has been our Executive Vice President, Global Human Resources since February 2020. From December 2017 to February 2020, Ms. Hemsey was Vice President, Human Resources and from October 2009 to December 2017 she was Director Human Resources. Ms. Hemsey has been employed by us since August 2001 in various positions. Prior to Church & Dwight, Ms. Hemsey served in several capacities within the human resources function at Symrise.

Mr. Linares has been our Executive Vice President, Global Research & Development since June 2017. He currently serves on the board of trustees for TRI Princeton (Vice Chair) and the board of directors for The American Cleaning Institute. From 2012 to 2017, Mr. Linares was the Chief Technology Officer for Sun Products Corporation (“Sun Products”) and also served as the Corporate Innovation Captain for Sun Products’ innovation strategy. Prior to Sun Products, Mr. Linares was the Senior Vice President of Global R&D, Quality and Regulatory, at Alberto Culver. Earlier in his career Mr. Linares gained significant R&D product development and innovation experience at Johnson & Johnson and Procter & Gamble.

Mr. Longo has been our Vice President, Controller and Chief Accounting Officer since September 2020. Prior to joining the Company, Mr. Longo, served as Vice President and Corporate Controller of Dorman Products Inc., a leading supplier of aftermarket auto parts, from December 2019 to June 2020. From January 2017 to August 2019, Mr. Longo served as Vice President and Corporate Controller of Pinnacle Foods Inc., a provider of branded consumer food products, and served at Tyco International Ltd. from October 2007 to January 2017 in roles across accounting, investor relations and business unit financial planning and analysis. He started his career at KPMG US LLP and has held senior accounting positions at Prudential Financial, Inc. and JP Morgan Chase & Co.

Mr. Spann has been our Executive Vice President, Global Operations since May 2017. He served in a number of capacities for Colgate-Palmolive Company from 1984 through 2017. His career there included assignments in Australia and Europe. His last role at Colgate was Vice President, Global Engineering where he

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CORPORATE GOVERNANCE

led significant improvements in product and process development. Prior to that he was Vice President, Global Supply Chain for three different Colgate businesses: Personal Care, Home Care, and Toothbrush, where he had responsibility for operations in North America, Europe, Latin America, Asia, Australia, Africa and the Middle East. Mr. Spann started his career at Colgate-Palmolive Company as an Industrial Engineer and held positions of increasing responsibility in production management prior to his executive roles.

Mr. Wood has been Executive Vice President, U.S. Sales since October 2018. From August 2016 to February 2018, Mr. Wood was an Executive Vice President at Acosta, a large private-equity owned sales and marketing agency, where he managed several thousand employees focused on growing Consumer Packaged Goods client businesses, from December 2010 to August 2016, Mr. Wood was General Manager at Samsung Electronics America, and from August 2006 to December 2010, Mr. Wood was Vice President, Sales-Walmart for WhiteWave Foods. Previously, Mr. Wood also held various positions with increasing responsibility at H.J. Heinz and Frito Lay.

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SECURITIES OWNERSHIP

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning ownership of our common stock as of March 2, 2021 (unless otherwise noted), by (i) each stockholder that has indicated in public filings that the stockholder beneficially owns more than five percent of our common stock; (ii) each director and nominee for director; (iii) each current executive officer named in the 2020 Summary Compensation Table on page 61; and (iv) all directors and executive officers as a group. Except as otherwise noted, each person listed below, either alone or together with members of such person’s family sharing the same household, had sole voting and investment power with respect to the shares listed next to such person’s name. None of the shares held by directors and executive officers included in the table are pledged as security.

	Amount and Nature of Beneficial Ownership(1)		Notional Shares in Deferred Compensation Plans(2)
Name	Shares(2)(3)	Percent of Class
BlackRock, Inc.(4)	19,588,600	8%	0
The Vanguard Group(5)	28,628,763	12%	0
James R. Craigie(6)	2,270,908	*	0
Matthew T. Farrell(7)	1,578,166	*	94,764
Bradley C. Irwin(8)	102,009	*	0
Penry W. Price	110,582	*	0
Susan G. Saideman	906	*	0
Ravichandra K. Saligram(9)	148,003	*	50,565
Robert K. Shearer(10)	68,318	*	22,079
Janet S. Vergis	37,491	*	0
Arthur B. Winkleblack(11)	58,339	*	0
Laurie J. Yoler(12)	4,439	*	0
Richard A. Dierker	8,482	*	8,233
Britta B. Bomhard	65,118	*	9,934
Steven P. Cugine	140,382	*	8,520
Patrick D. de Maynadier(13)	285,223	*	19,554
All executive officers and directors as a group (20 persons)	5,113,912	2%	238,744

*	Less than one percent.

(1)

Applicable percentage of ownership is based on 245,088,140 shares of our common stock outstanding as of March 2, 2021. Beneficial ownership is determined in accordance with the rules of the SEC and means voting or investment power with respect to securities. Shares of our common stock issuable upon the exercise of stock options exercisable currently or within 60 days of March 2, 2021, are deemed outstanding and to be beneficially owned by the person holding such option for purposes of computing such person’s percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)

The shares listed in the “Shares” column do not include notional shares of our common stock credited to the account of directors under the Deferred Compensation Plan for Directors or credited to the account of executive officers under the Executive Deferred Compensation Plan. Notional shares do not represent actual shares, but represent interests equivalent in value to the fair market value of shares of our common stock; gains or losses in the interests are based upon gains or losses in the fair market value of our

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SECURITIES OWNERSHIP

common stock. These notional shares are reflected in the table in the column labeled “Notional Shares in Deferred Compensation Plans.” Because notional shares do not represent actual shares, holders of notional share accounts are not entitled to vote with respect to the notional shares.

(3)

The numbers in this column include shares that are subject to stock options exercisable currently, or within 60 days of March 2, 2021, as follows: Mr. Craigie, 2,246,306 shares; Mr. Farrell, 1,456,010 shares; Mr. Irwin, 54,714 shares; Mr. Price, 101,608 shares; Ms. Saideman, 0 shares; Mr. Saligram, 102,148 shares; Mr. Shearer, 39,210 shares; Ms. Vergis, 24,550 shares; Mr. Winkleblack, 39,210 shares; Ms. Yoler, 0 shares; Mr. Dierker, 0 shares; Ms. Bomhard, 59,570 shares; Mr. Cugine, 126,580 shares; Mr. de Maynadier, 270,608 shares; and all executive officers and directors as a group, 4,719,410 shares.

(4)

BlackRock, Inc. provided the following information in Amendment No. 11 to its Schedule 13G, filed with the SEC on January 29, 2021. As of December 31, 2020, BlackRock, Inc. and its affiliates named in such report (collectively, “BlackRock”) reported aggregate beneficial ownership of 19,588,600 shares of our common stock with sole voting power over 17,145,521 shares, shared voting power over no shares, sole dispositive power over 19,588,600 shares and shared dispositive power over no shares. The principal business address of BlackRock is 55 East 52nd Street, New York, NY 10055.

(5)

The Vanguard Group provided the following information in Amendment No. 9 to its Schedule 13G, filed with the SEC on February 10, 2021. As of December 31, 2020, The Vanguard Group and its affiliates named in such report (collectively, “TVG”) reported aggregate beneficial ownership of 28,628,763 shares of our common stock with sole voting power over no shares, shared voting power over 452,531 shares, sole dispositive power over 27,499,176 shares and shared dispositive power over 1,129,587 shares. The principal business address of TVG is 100 Vanguard Blvd., Malvern, PA 19355.

(6)

Mr. Craigie’s ownership includes 7,604 shares of common stock held in two trusts for which Mr. Craigie holds either shared voting or shared investment power and 1,840 shares of common stock held by Mr. Craigie’s spouse for which he disclaims beneficial ownership.

(7)	Mr. Farrell’s ownership includes 32,516 shares of common stock held by Mr. Farrell’s spouse for which he disclaims beneficial ownership.

(8)	Mr. Irwin’s ownership includes 47,293 shares of common stock held in a trust for which Mr. Irwin holds sole voting and sole investment power.

(9)	Mr. Saligram’s ownership includes 45,710 shares of common stock held in a trust for which Mr. Saligram holds sole voting and sole investment power.

(10)	Mr. Shearer’s ownership includes 29,108 shares of common stock held in a trust for which Mr. Shearer holds sole voting and sole investment power.

(11)	Mr. Winkleblack’s ownership includes 19,129 shares of common stock held in a trust for which Mr. Winkleblack holds sole voting and sole investment power.

(12)	Ms. Yoler’s ownership of 4,439 shares of common stock held in a trust for which she shares voting and investment power.

(13)

The right to exercise and dispose of 104,475 of the shares, subject to the options included in this table, has been transferred pursuant to a marital settlement agreement. Mr. de Maynadier’s ownership includes 9,137 shares of common stock held in a trust for which Mr. de Maynadier holds sole voting and investment power.

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CERTAIN RELATIONSHIPS

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

REVIEW AND APPROVAL OF RELATED PERSON TRANSACTIONS

The Code of Conduct includes our policy regarding the review and approval of related person transactions. In accordance with the Code of Conduct, all related person transactions that meet the minimum threshold for disclosure in the proxy statement under the relevant SEC rules must be reported to and approved by the Audit Committee.

RELATED PERSON TRANSACTIONS

There were no disclosable related person transactions during 2020.

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AUDIT COMMITTEE REPORT

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in its oversight of the integrity of Church & Dwight’s financial statements, compliance with legal and regulatory requirements, and the performance of the internal audit function. Management has primary responsibility for preparing the financial statements and for the financial reporting process. In addition, management has the responsibility to assess the effectiveness of Church & Dwight’s internal control over financial reporting. Deloitte & Touche LLP, Church & Dwight’s independent registered public accounting firm, is responsible for (i) expressing an opinion on the conformity of Church & Dwight’s audited financial statements to generally accepted accounting principles and on whether the financial statements present fairly in all material respects the financial position and results of operations and cash flows of Church & Dwight, and (ii) expressing an opinion on the effectiveness of Church & Dwight’s internal control over financial reporting.

In this context, the Audit Committee hereby reports as follows:

1.

The Audit Committee has reviewed and discussed with management and Deloitte & Touche LLP the audited financial statements and Deloitte & Touche LLP’s evaluation of Church & Dwight’s internal control over financial reporting.

2.	The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by the Public Company Accounting Oversight Board Standards and the Securities and Exchange Commission.

3.

The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence and has discussed with Deloitte & Touche LLP that firm’s independence.

Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Church & Dwight’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, for filing with the Securities and Exchange Commission.

Respectfully submitted,

Robert K. Shearer, Chair

Penry W. Price

Susan G. Saideman

Janet S. Vergis

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FEES PAID

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees related to the 2020 and 2019 fiscal years payable to our independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Ltd., and their respective affiliates are as follows:

	2020 ($)	2019 ($)
Audit Fees	3,571,299	3,532,349
Audit-Related Fees(1)	331,741	594,001
Tax Fees(2)	560,755	548,230
All Other Fees	0	0
Total	4,463,795	4,674,580

(1)	Audit-related fees primarily include services for acquisition-related due diligence in both 2020 and 2019.

(2)	Tax fees include services for filing for tax incentives from government agencies, assistance for tax audits from taxing authorities, tax compliance, and planning.

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PRE-APPROVAL OF AUDIT

PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES

The Audit Committee pre-approved all audit and non-audit services provided by Deloitte & Touche LLP during 2020 in accordance with our policy described below.

The Audit Committee pre-approves all permitted non-audit services to be provided by our independent registered public accounting firm. However, the Audit Committee has delegated to Mr. Shearer, as Chair of the Audit Committee, authority to pre-approve permitted non-audit services, provided that any such pre-approved non-audit services are reported to the full Audit Committee at its next scheduled meeting.

42	Church & Dwight Co. | 2021 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

This Compensation Discussion and Analysis addresses the compensation paid for 2020 to our named executive officers, which include our Chief Executive Officer (CEO), our Chief Financial Officer (CFO), and our three other most highly-compensated executive officers serving as of the end of the fiscal year. Our named executive officers for the year ended December 31, 2020 were as follows:

Matthew T. Farrell	Chairman, President and Chief Executive Officer
Richard A. Dierker	Executive Vice President and Chief Financial Officer
Britta B. Bomhard	Executive Vice President and Chief Marketing Officer
Steven P. Cugine	Executive Vice President, Global New Products Innovation
Patrick D. de Maynadier	Executive Vice President, General Counsel and Secretary

Responding to COVID-19

Since the emergence of the COVID-19 Pandemic, we have proactively addressed everything in our control, with the health and safety of our employees as a top priority. To help prevent the spread of COVID-19 in the communities in which we operate, in March 2020 we asked our employees to work from home if their work permits it. In addition, at our locations worldwide, we implemented strict safety and hygiene protocols, including routine temperature checks, deep cleaning of workspaces between shifts and working in self-contained pods where possible. We have been a force for good, contributing to the health and well-being of people around the world and prioritizing organizations that serve the public health. Since the onset of the COVID-19 Pandemic we have contributed approximately $4.8 million to our communities, which includes the retail value of product donations, delivering masks and hand sanitizers to hospitals where we live, donating to local food banks, and supporting local food establishments with gift certificates. We have also rewarded our own employees, over 3,300 (representing approximately 64% of our global workforce) who have done essential on-site work throughout the pandemic. For the employees on the front lines, we paid several broad-based cash recognition bonuses and increased their bonus award under the Annual Incentive Plan and credited an increased amount to our US hourly plant workers respective accounts in the Savings and Profit Sharing Plan for Hourly Employees. We ensured that employees had access to Company-sponsored health insurance, assumed full cost of coverage for COVID-related testing and treatment, and provided additional tools and resources to support the health and emotional wellness of our employees and their families under the Company-sponsored benefit plans.

Compensation Objectives

The Compensation & Organization Committee or the “Committee,” reviews and analyzes the executive compensation program each year for alignment with our business strategy and evolving market and governance practices for executive compensation. We believe that our current programs are aligned with the Company’s business priorities and designed to encourage shareholder value creation.

As part of the foregoing analysis, the Committee evaluates the relationship between pay and performance of our named executive officers. The analysis includes a review of the relationship between the compensation paid to the CEO and the other named executive officers and Company performance relative to roles having generally corresponding responsibilities within other similarly sized companies. For 2020, the analysis shows a strong link between Company pay and Company performance as it relates to key operating measures.

We focus on the following objectives in making compensation determinations:

•	Provide compensation that is competitive in markets in which we compete for management talent. We refer to this objective as “competitive compensation.”

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COMPENSATION DISCUSSION AND ANALYSIS

•	Condition the majority of a named executive officer’s compensation on achievement of both short- and long-term performance. We refer to this objective as “performance incentives.”

•

Encourage the aggregation and maintenance of meaningful equity ownership, and the alignment of executive officer and stockholder interests as an incentive to increase stockholder value. We refer to this objective as “alignment with stockholder interests.”

•	Provide an incentive for long-term continued employment with us. We refer to this objective as “retention incentives.”

2020 Key Business Highlights and Strong Pay for Performance Alignment

2020 and 2019 Financial Results

The 2020 compensation of our named executive officers appropriately reflects and rewards their significant contributions to the Company’s strong performance in a year that presented unique and unprecedented challenges for our executive leadership team to manage. With the spread of COVID-19 globally, our executive leadership team and global workforce collectively addressed these challenges, including, among others, spikes and variability in demand for many of our products, rising manufacturing and logistics costs, supply chain disruptions, and developing and implementing new safety and hygiene protocols. Our fiscal year 2020 results reflect those efforts. During 2020 and 2019 we delivered the following results for Net Sales, Gross Margin, Diluted EPS, and Cash from Operations, which are used to measure performance under our Annual Incentive Plan:

(In millions, except gross margin and per share data)	2020	2019
Net Sales	$4,896	$4,358
Gross Margin	45.2%	45.5%
Diluted EPS	$3.12	$2.44
Cash From Operations	$990	$865

In addition, the Company delivered total shareholder return (“TSR”) of 25.5 percent, following an increase of 8.3 percent in TSR in 2019. The effect of these financial results on payouts under our Annual Incentive Plan are discussed in further detail below under the heading “Annual Incentive Plan” beginning on page 50.

Pay for Performance Alignment

Church & Dwight’s fiscal year 2020 results continued to be aligned with pay in the following ways:

•

Annual Incentive Plan: The Annual Incentive Plan aligns the interests of our executives and stockholders by achieving goals that support long-term stockholder return. The Annual Incentive Plan rating was set at 1.20, a level 20 percent higher than a 1.0 target rating because our budgeted EPS growth on a percentage basis was significantly more challenging to achieve than the budgeted EPS growth of the TSR Peer Group (as defined below). The Company exceeded the plan rating by 47 percent (1.47) resulting in an actual performance rating of 1.76. In recognition of the Company’s strong performance in 2020 and the extraordinary contributions of our employees during 2020, the Committee approved a 10 percent increase in the annual bonus payouts to our front-line manufacturing and supply chain employees globally and also authorized one-time cash bonuses of $1,200 to front-line manufacturing and supply chain employees and $600 to all other employees below the executive vice president level. None of our named executive officers or other employees at the level of executive vice president received the additional 10 percent payout under the Annual Incentive Plan or one-time cash bonuses. The Annual Incentive Plan payouts to our named executive officers for 2020 are discussed in further detail below under “2020 Compensation – Annual Incentive Plan” on pages 50-53.

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COMPENSATION DISCUSSION AND ANALYSIS

•

Long-Term Incentive: The Committee utilizes stock options as the primary form of long-term compensation. The Committee believes that stock options provide a strong incentive to increase stockholder value, since the value of stock options is directly dependent on the market performance of our common stock. The Committee believes that options are an appropriate vehicle for long-term equity compensation because they directly reflect the stockholder experience, are straightforward to communicate, and provide value only if our stock price increases over time, which aligns our executives’ interests with those of our stockholders in delivering TSR.

2020 Executive Compensation Highlights

In consideration of the strong financial performance in 2019, the Committee made the following compensation decisions in January 2020:

Element of Compensation	2020 Compensation Decision
Base Salary	The Committee increased each of our named executive officers’ base salaries by approximately 3 percent, to further align with the corresponding median levels of our Compensation Peer Group (as described below) and industry survey data.
Annual Incentive Plan	The Committee maintained the target bonus percentage for each named executive officer at the same level as in 2019, except for Mr. Dierker, whose target bonus percentage increased from 70 percent to 85 percent. For more information, see the Annual Incentive Plan on pages 50-53.
Option Grants	The Committee increased the stock option grant opportunities for Mr. Farrell, Mr. Dierker, Ms. Bomhard and Mr. Cugine taking into account their market positioning. The new opportunities were 565 percent, 235 percent, 115 percent, and 115 percent of base salary, respectively. Mr. de Maynadier’s grant opportunity remained at 150 percent of base salary. For more information, see “Long-Term Incentives—Stock Options” on pages 53-54.

Peer Groups.    The Committee utilizes two distinct peer groups for benchmarking compensation and measuring financial and plan performance.

•

The compensation peer group consists of 15 consumer-packaged goods companies, that have similar distribution channels, a significant focus on brand recognition, and revenues in the range of approximately 50 – 200 percent of our revenues (the “Compensation Peer Group”). We believe there is a strong likelihood that the skills of our named executive officers are transferable among the companies in the Compensation Peer Group, so we would expect to compete with these companies for executive officer talent. For 2020, the Compensation Peer Group consisted of: The Clorox Company, Coco-Cola Bottling Co. Consolidated, Coty Inc., Edgewell Personal Care Company, Energizer Holdings, Inc., Flowers Foods, Inc., Hain Celestial Group, Inc., Hasbro, Inc., The Hershey Company, the J.M. Smucker Company, McCormick & Company Incorporated, Monster Beverage Corporation, Newell Brands Inc., Perrigo Company, and The Scotts Miracle-Gro Company.

•

The TSR peer group is a group of nine consumer-packaged goods companies more closely aligned with the Company’s business, without reference to the size of the companies (the “TSR Peer Group”). The Committee compared the Company’s projected 2020 results with respect to EPS growth against the average projected EPS growth of the TSR Peer Group. This comparison against the TSR Peer Group is the key component used when determining the Company’s Annual Incentive Plan payout levels with respect to targeted financial performance against the Company’s Annual Incentive Plan

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COMPENSATION DISCUSSION AND ANALYSIS

metrics. For 2020, the TSR Peer Group consisted of: The Clorox Company, Colgate-Palmolive Company, Edgewell Personal Care Company, Energizer Holdings Inc., Kimberly Clark Corporation, Newell Brands Inc, The Procter & Gamble Company, Reckitt Benckiser Group plc, and Unilever Plc.

2020 COMPENSATION

The principal components of 2020 compensation that we paid to our named executive officers were designed to meet our compensation objectives as follows:

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COMPENSATION DISCUSSION AND ANALYSIS

The following table summarizes some highlights of our compensation practices that drive our compensation programs:

What We Do:		What We Do Not Do:
☑	Significant stock ownership and stock holding requirements are in place for senior executives.	☒	No gross-up payments to cover personal income taxes or excise taxes that pertain to executive or severance benefits.

☑	A majority of our executive compensation is performance based.	☒	No hedging, pledging or short sales by our non-employee directors or employees with respect to Company securities.

☑	Limited perquisites for executives.	☒	No repricing stock options without prior stockholder approval.

☑	Appropriate balance between short-term and long-term compensation discourages short-term risk taking at the expense of long-term results.

☑	Our Annual Incentive Plan utilizes four diverse metrics to avoid over-emphasis on any one short-term measure.

☑	Change in control cash severance payments and vesting of stock options granted on or after July 30, 2019 require a “double trigger” before payment can be made or equity can vest (requiring a qualifying termination following a change-in-control).

☑	Our Compensation & Organization Committee engages an independent compensation consultant, who performs no other work for Church & Dwight, to advise on executive and non-employee director compensation matters.

☑	Clawback policy permits the Company to recoup certain compensation payments and grants made under the Company’s Annual Incentive Plan and Omnibus Incentive Plan to the extent required by law, or pursuant to Company policy or if otherwise agreed upon with the participant. In addition, under the Annual Incentive Plan, the Compensation & Organization Committee has discretion to require repayment of awards in the event of the recipient’s fraud or willful misconduct.

DETERMINATION OF COMPETITIVE COMPENSATION

In making executive compensation decisions for 2020, the Committee reviewed data provided by Semler Brossy Consulting Group, LLC, the Committee’s independent compensation consultant (“Semler Brossy”), to

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COMPENSATION DISCUSSION AND ANALYSIS

compare the compensation of our named executive officers to the compensation of executives in the competitive market. The Committee relies on various sources of compensation information to ascertain the competitive market for our named executive officers such as data obtained from proxy materials of the Compensation Peer Group and survey data provided by national compensation consulting firms such as Willis Towers Watson and Equilar relating to companies in the consumer staples and consumer discretionary sectors within the Company’s revenue scope. The Committee utilizes these materials to assist in decisions regarding base pay, short-term incentive targets under our Annual Incentive Plan and long-term incentives.

The Compensation Peer Group is a group of 15 consumer-packaged goods companies that have revenues in the range of approximately 50 – 200 percent of our revenues. Within this classification, the Committee referenced companies with similar distribution channels and with a significant focus on brand recognition. We believe there is a strong likelihood that the skills of our named executive officers are transferable among the companies in the Compensation Peer Group, so we would expect to compete with these companies for executive officer talent. Below is a chart that shows the process used to determine the 2020 Compensation Peer Group:

Process for Determining Compensation Peer Group

In 2019 the Committee reviewed the Compensation Peer Group to determine potential changes to use when evaluating 2020 compensation. This review focused on identifying the Company’s closest business comparators, including fast-growing companies, and adding similarly high valuation companies to ensure an appropriately sized analytical comparison within its disclosed peers. Based on the review the Compensation Peer Group was increased from 11 to 15 companies.

The Committee primarily utilizes data from proxy materials with respect to the Compensation Peer Group for our CEO and CFO. With respect to our other named executive officers, the Committee primarily uses survey data in determining compensation due to the limited amount of comparable data available in the proxy materials from companies within the Compensation Peer Group, although the Committee does reference Compensation Peer Group data in determining our other named executive officers’ compensation when there is a meaningful level of relevant data for those positions.

In determining a 2020 competitive market guideline with respect to target total direct compensation, namely base salary, short-term incentive targets and long-term incentives, the Committee referenced a level that

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approximates the 50th percentile of the Compensation Peer Group, or the survey companies, as applicable. However, the Committee considers overall performance during the year, including TSR and other key financial performance metrics, when evaluating pay levels for our named executive officers. In addition, because a majority of our named executive officers’ compensation is performance-based, actual cash compensation paid to our named executive officers could further vary from that paid to executive officers in the Compensation Peer Group or the survey companies, based on achievement of performance targets.

MIX OF PAY

For 2020, approximately 87 percent of the CEO’s target compensation and, on average 68 percent of the other named executive officers’ target compensation was variable, based on Company and individual performance. Variable compensation consists of the target Annual Incentive Plan payout, target Profit Sharing amount and the target value of stock options granted. The percentages below are calculated by dividing each compensation element by target total compensation, which consists of base salary, target Annual Incentive Plan compensation, target Profit Sharing amount plus target long-term incentives.

SALARIES

For 2020, the Compensation Committee authorized base salary increases for each of our named executive officers of approximately 3 percent, which was consistent with market increases for this period. The base salaries of our named executive officers as in effect during 2020 are set forth in the table below:

Named Executive Officer	2020 Base Salary ($)
Matthew T. Farrell	1,092,800
Richard A. Dierker	619,600
Britta B. Bomhard	478,500
Steven P. Cugine	459,400
Patrick D. de Maynadier	462,600

Compensation of each of our named executive officers is set forth on the “2020 Summary Compensation Table” on page 61.

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COMPENSATION DISCUSSION AND ANALYSIS

ANNUAL INCENTIVE PLAN

Our Annual Incentive Plan utilizes four equally weighted metrics, namely: Net Sales, Gross Margin, Diluted EPS and Cash from Operations. The COVID-19 Pandemic was not a consideration at the time the 2020 Annual Incentive Plan goals were set, nor did the Committee modify or adjust the Annual Incentive Plan goals during the year due to COVID-19 related circumstances. The table below summarizes the reasons the Committee utilizes these metrics for our Annual Incentive Plan.

The principal objective of the Annual Incentive Plan is to align executive and stockholder interests by providing an incentive to our named executive officers to achieve annual performance goals that support long-term stockholder return. The performance goals are established each year to reflect specific objectives set in our annual budget. The Committee considers competitive factors, including competitive market data for total cash compensation, which includes salary and target annual incentive bonus opportunities, in determining the amount of annual incentive award opportunities for our named executive officers.

To more accurately reflect the operating performance of our business, the Committee has approved adjustment principles to our reported financial results for the Annual Incentive Plan. Generally, these adjustments are intended to exclude one-time or unusual items and may have either a favorable or unfavorable impact to the

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payout on the Annual Incentive Plan. Examples of common adjustments include the elimination of the effect of foreign exchange rates that differed from budgeted amounts and the impact of unplanned acquisitions and divestitures. The actual adjustments that apply can vary from year to year and depend on the one-time or unusual events occurring within the year. In 2020, the Annual Incentive Plan was adjusted to reflect the effect of unplanned Waterpik tariff cost, the Zicam acquisition, non-cash adjustments to the Flawless acquisition earnout liabilities, the gain on sale related to the PERL WEISS business, and changes in foreign exchange rates. The cumulative effect of these adjustments had a .04 positive impact on the rating, as the reported rating was 1.72 and the adjusted rating was 1.76.

As noted above, in structuring total direct compensation for our named executive officers, we have referenced the 50th percentile of direct compensation of the Compensation Peer Group and survey data. This median has influenced our incentive compensation target award levels, although we have from time to time, including in 2020, set target payouts above the median level when we believed that our planned performance was well ahead of our TSR Peer Group targets.

The Committee uses a numerical performance rating system with a range from 0.0 to 2.0 to determine the payout amounts under the Annual Incentive Plan. In late January or early February of each year, the Committee determines the specific rating for each year by comparing the Company’s budgeted EPS growth for that year to the average budgeted EPS growth of the Company’s TSR Peer Group. A rating of 1.0 normally represents the target achievement level for plan performance with each participant’s target payout based on his or her target percentage of his or her annual base salary. For 2020, we set payout amounts for performance at plan levels that were 20 percent above the amounts that would be paid with respect to a 1.0 rating (or a 1.2 rating) because our budgeted EPS growth of 8 percent was significantly more challenging to achieve than the average budgeted EPS growth of the TSR Peer Group. As a result, if 2020 operating plan level performance (i.e., target performance) was achieved, the participant would receive an award payout representing a 1.2 rating, or 120% of target. In 2020, the Company delivered superior year over year EPS growth of 27.9 percent, significantly higher than the average of the TSR Peer Group. The Company also exceeded its targets for Net Sales, Diluted Earnings per Share, and Cash from Operations, and was slightly below target for Gross Margin, resulting in an actual performance rating of 1.76. In addition to the strong absolute performance compared to the annual incentive targets, the Company delivered TSR of 25.5 percent following an 8.3 percent increase in TSR during 2019. The bonus amounts payable to our named executive officers under our Annual Incentive Plan are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 61.

In recognition of the Company’s 2020 performance and the significant contributions of our employees during 2020 in the face of significant challenges posed by the COVID-19 Pandemic, management recommended and the Committee approved a 10 percent increase in the annual bonus payouts to our front-line manufacturing and supply chain employees globally and an additional one-time cash bonus to those employees. The Committee also approved an additional one-time cash bonus to all other employees below the level of executive vice president in recognition of their contributions during 2020. Our named executive officers did not receive the additional 10 percent increase in annual bonus payouts or any one-time cash bonus awards in respect of the Company’s 2020 performance.

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COMPENSATION DISCUSSION AND ANALYSIS

The following table indicates the percentage of salary payable at a 1.0 target rating, the percentage of salary payable at a 1.2 plan rating and the award opportunity for 2020, based on a 1.2 plan rating for each of our named executive officers:

Named Executive Officers

Annual Incentive Plan Target Payouts

Name	Percentage of Salary Payable at 1.0 Performance Rating	Percentage of Salary Payable at 1.2 Performance Rating	Award Opportunity (Based on a 1.2 Performance Rating)
Matthew T. Farrell	115%	138%	$1,508,100
Richard A. Dierker	85%	102%	$632,000
Britta B. Bomhard	50%	60%	$287,100
Steven P. Cugine	50%	60%	$275,600
Patrick D. de Maynadier	60%	72%	$333,100

As described above, in 2020 the Committee referenced competitive compensation data provided by Semler Brossy in setting the percentage levels.

The following table indicates, with respect to each corporate performance measure, the threshold level of 2020 performance for which a payout could be made, the target performance level, the maximum performance level, and the actual performance and performance ratings.

2020 Annual Incentive Plan Performance Ranges, Actual Performance and Performance Ratings

(in millions, except gross margin percentage and per share data)

Performance Measure (25% weighting each)	Threshold (0 rating)	Target (1.2 rating)	Maximum (2.0 rating)	Actual Performance (as adjusted)	Rating
Net Sales	$4,454	$4,640	$4,826	$4,897	2.00
Gross Margin	44.5%	45.5%	46.5%	45.4%	1.04
Diluted Earnings Per Share	$2.56	$2.67	$2.78	$2.85	2.00
Cash From Operations	$801	$890	$979	$1,000	2.00
Actual Performance Rating (Average)					1.76

The corporate performance rating for 2020 was equal to the weighted average number rating of these factors, or 1.76. Based on that performance rating, our named executive officers received award payments under the Annual Incentive Plan for 2020 as shown in the table below:

Named Executive Officers

2020 Annual Incentive Plan Payouts

Name	Plan Rating	Performance Rating vs Plan Rating	Actual Performance Rating	Actual Award Payment(1)(2)	Actual Award as percentage of Award Opportunity (Based on a 1.2 Performance Rating)
Matthew T. Farrell	1.20	1.47	1.76	$2,195,700	147%
Richard A. Dierker	1.20	1.47	1,76	$920,200	147%
Britta B. Bomhard	1.20	1.47	1.76	$418,000	147%
Steven P. Cugine	1.20	1.47	1.76	$401,300	147%
Patrick D. de Maynadier	1.20	1.47	1.76	$484,900	147%

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(1)	Amounts rounded to nearest $100.

(2)	The award payments are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

PROFIT SHARING AMOUNT

Under our Savings and Profit Sharing Plan for Salaried Employees, in which our named executive officers and other salaried employees in the United States participate, we make an annual contribution to each salaried employee’s account based on Company performance during the prior year. The performance metrics used to determine the profit sharing amount are the same ones used for the Annual Incentive Plan. For 2020, the contribution was equal to 8.8 percent of each salaried employee’s base salary and Annual Incentive Plan payment. Additional information on the profit sharing amount for 2020 is under the heading “Saving and Profit Sharing Plan for Salaried Employees” below on page 57. In recognition of the Company’s performance in 2020 and the extraordinary efforts of our non-salaried front-line hourly employees in the United States, management recommended and the Committee approved an additional 10 percent increase in the profit sharing contribution made to each employee under the profit sharing plan in which our non-salaried employees in the United States participate. No additional contribution was made under the Savings and Profit Sharing Plan for Salaried Employees.

The profit sharing contributions made to each named executive officer in 2020 are included in the “All Other Compensation” column of the Summary Compensation Table on page 61.

LONG-TERM INCENTIVES—STOCK OPTIONS

Stock Options

In 2020, the Committee continued to utilize options on our common stock as our principal form of long-term compensation. The number of shares underlying options granted to our named executive officers is calculated by designating an amount equal to a percentage of the named executive officer’s salary and dividing that amount by the grant date fair value of the shares underlying the option, in accordance with U.S. generally accepted accounting principles, rounded to the nearest 10 shares. The grant date fair value of the stock options is calculated in accordance with ASC Topic 718. Stock options granted in 2020:

•	have a 10-year term,

•	vest on the third anniversary of the date of grant,

•	vesting is subject to continued service through such vesting date,

•	the exercise price is equal to the fair market value per share on the date of grant, based on the closing price as reported on the NYSE on that date.

The Committee believes that stock options provide a strong incentive to increase stockholder value, because the value of the stock options is directly dependent on the market performance of our common stock following the date of grant. Stock options also directly reflect the stockholder experience, are straightforward to communicate, and provide value only if our stock price increases over time, which aligns our executives’ interests with those of our stockholders in delivering TSR.

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COMPENSATION DISCUSSION AND ANALYSIS

Under our long-term incentive program, the Committee grants stock options to each of our named executive officers on an annual basis, based on a percentage of the executive officer’s salary. In connection with our 2020 grants, the Committee used the following percentages of salary based on market data for our named executive officers:

Named Executive Officers

Stock Option Grants as Percent of Salary

Name	Percentage of Salary
Matthew T. Farrell	565%
Richard A. Dierker	235%
Britta B. Bomhard	115%
Steven P. Cugine	115%
Patrick D. de Maynadier	150%

The number of shares underlying stock options granted to our named executive officers are set forth below in the “2020 Grants of Plan-Based Awards” table under the column heading, “All Other Option Awards: Number of Securities Underlying Options.” For additional information regarding stock option terms, see the narrative accompanying the “2020 Grants of Plan-Based Awards” table.

The Committee has, from time to time, considered the structure of our long-term incentive compensation, which continues to consist entirely of stock options. The Committee continues to believe that stock options are the most effective and appropriate form of long-term incentive compensation for the Company to use at this time. Stock options also directly reflect the stockholder experience, are straightforward to communicate, and provide value only if our stock price increases over time, which aligns our executives’ interests with those of our stockholders in delivering TSR. On an ongoing basis, the Committee reviews with management and our Board the advisability of adopting alternative forms of long-term incentive compensation that are tied to, and provide incentives for, the long-term increase in stockholder value.

In 2018, the Committee amended the Stock Option Grant Agreement for Employees to allow for the exercise of option grants up to the expiration of their full term, post-retirement (the “Post Retirement Option Provision”). Options granted to our named executive officers in 2018 included the Post Retirement Option Provision. Since 2007, our stock option grants included a three-year post-termination vesting and exercise period (the “Old Option Provision” and, together with the Post Retirement Option Provision, the “Option Provisions”). The Option Provisions apply if (i) the option holder’s employment terminates due to retirement, as defined in the grant agreement, or is terminated by us without cause; (ii) the option holder is at least 55 years old and has completed at least five years of service with us; (iii) the sum of the option holder’s age and years of service is at least 65; and (iv) pursuant to our request, the option holder has signed a waiver and release agreement. We believe that the Option Provisions enable us to attract and retain seasoned executives who have considerable experience. Moreover, we believe the Option Provisions offset the effect of the three-year cliff vesting provisions of our stock options, which are less favorable than vesting provisions used by many of the Compensation Peer Group. Many of those companies provide for incremental vesting of stock options during the vesting period, while our options do not vest until they have been held for three years. We believe the Option Provisions encourage our employees to maintain employment with us for an extended period of time and to align their interests with longer-term Company performance. In addition, in 2019, the Committee amended the Stock Option Grant Agreements for the CEO and the Executive Vice Presidents to provide for a “double trigger” vesting of Options, granted on or after July 30, 2019, in the event of a change-in-control.

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PERQUISITES AND CHARITABLE CONTRIBUTIONS

We provide very limited perquisites to our named executive officers. Our named executive officers may receive a comprehensive physical examination through a provider selected by the executive from among three providers that we have approved. We believe it is in our best interest to ensure that our named executive officers’ health is monitored so that any health-related issues pertaining to an executive can be identified and addressed promptly. The average cost to us for providing this benefit in 2020 is approximately $2,800 per executive. We also offer a financial planning program to our named executive officers. The average cost to us for providing this benefit in 2020 is approximately $5,000 per executive.

Except as noted above, we do not have programs for providing personal benefit perquisites to executive officers. From time to time the Company makes donations to non-profit organizations or educational institutions as requested by our executive officers and directors. The aggregate amount of all such donations with respect to named executive officers was $50,000 in 2020.

2021 COMPENSATION DECISIONS

As shown in the table below, the Compensation & Organization Committee approved salary increases for 2021 of approximately 3 percent for each named executive officer. There were no other changes to any named executive officer’s Annual Incentive Plan or long-term incentive targets for 2021.

2021 Base Salary

Named Executive Officer	2020 Base Salary ($)	2021 Base Salary ($) ($)	Base Salary % Increase
Matthew T. Farrell	1,092,800	1,125,600	3
Richard A. Dierker	619,600	638,200	3
Britta B. Bomhard	478,500	492,900	3
Steven P. Cugine	459,400	473,200	3
Patrick D. de Maynadier	462,600	476,500	3

STOCK OPTION GRANT PRACTICES

The Compensation & Organization Committee makes annual stock option grants to executive officers and other employees effective on the Monday falling most closely to the midpoint between the dates of the Company’s first and second quarter earnings releases. A grant to a new employee is effective on the date the employee commences employment with us, and special grants made to employees at times other than the time of the annual grant are effective on the first trading day of the month following approval of the grant. The per share exercise price of stock options is equal to the closing price of a share of our common stock on the date of grant. We believe that our stock option grant practices are appropriate and eliminate any questions regarding “timing” of grants in anticipation of material events, since grants become effective in accordance with a long-standing schedule.

The Compensation & Organization Committee delegates to our CEO and the Executive Vice President, Global Human Resources the ability to approve a specific number of stock option grants for employees who are not executive officers. The grants may be made at times other than the time of annual grant and are utilized for new hires and for performance recognition purposes. The Compensation & Organization Committee approved options to purchase 74,764 shares for these purposes in 2020. The timing and pricing of the option grants in 2020 conformed to the Compensation & Organization Committee practices described in the preceding paragraph.

We do not permit repricing of options without prior stockholder approval.

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COMPENSATION DISCUSSION AND ANALYSIS

STOCK OWNERSHIP, TRADING GUIDELINES AND SHORT SALE, HEDGING AND PLEDGING POLICIES

Executive Stock Ownership Guidelines

In order to further align the interests of executive officers with the interests of our stockholders, we maintain stock ownership guidelines for our executive officers that require each executive officer to hold equity in the Company’s stock equal to a multiple of each executive’s salary.

The stock ownership guidelines applicable to each of our named executive officers at the end of 2020 are shown in the following table:

Title	Multiple of Salary Subject to Guidelines
Chief Executive Officer	6.0x
Chief Financial Officer	3.0x
Executive Vice President	2.5x

The calculation of ownership includes:

•	shares acquired and held upon stock option exercises,

•	the value of any vested or unvested stock or restricted stock,

•	stock held in the Company’s Profit Sharing Plan,

•	stock held in the Company’s Employee Stock Purchase Plan,

•	share equivalents held in the Executive Deferred Compensation Plan,

•	shares held in trust,

•	shares held outright, and

•	60 percent of the in-the-money value of vested and unvested stock options.

Executives are generally expected to achieve the guidelines within five years from the date on which they become subject to our stock ownership guidelines. If an executive is ever below their ownership requirements, our guidelines require the executive to hold 50 percent of the net, after-tax value of any equity received from the Company’s ongoing compensation programs. As of December 31, 2020, all of our executive officers who have been in their position for five years were in compliance with our stock ownership guidelines.

Trading, Short Sale, Hedging and Pledging

Our insider trading policy prohibits our directors, executive officers, and other employees from (i) buying or selling the Company’s securities while in possession of material, non-public information relating to us, (ii) engaging in short sales of our securities, (iii) buying or selling puts or calls or other derivative securities on our securities, (iv) participating in equity swap transactions involving Company stock, (v) purchasing Company shares on margin, (vi) short-term trading, (vii) pledging Company shares, (viii) standing orders, and (ix) entering into hedging or monetizing transactions or similar arrangements with respect to our securities (including, without limitation, prepaid variable forward contracts, equity swaps, collars, and exchange funds).

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ONGOING AND POST-EMPLOYMENT COMPENSATION

We have plans and agreements addressing compensation for our named executive officers that accrue value as the executive officers continue to work for us, provide special benefits upon certain types of termination events, or provide retirement benefits. These plans and agreements were designed to be part of a competitive compensation package, in some cases not only for executive officers, but for other employees as well.

SAVINGS AND PROFIT SHARING PLAN FOR SALARIED EMPLOYEES

This plan, which we sometimes refer to below as the “Savings and Profit Sharing Plan,” is a tax-qualified defined contribution plan available to all of our salaried employees in the United States. All of our named executive officers participate in the plan. Under the plan, an employee may contribute, subject to Internal Revenue Code limitations, up to a maximum of 70 percent of his or her eligible compensation (approximately 15 percent for highly compensated employees in 2020), which includes salary and payments under the Annual Incentive Plan, on a pre-tax basis or as Roth contributions. We provide a matching contribution equal to 100 percent of the first five percent of eligible compensation that an employee contributes in any year. In addition, the plan provides a profit sharing feature under which we make an annual contribution to the account of each employee based on our performance in the preceding year. The performance measures and results used to calculate the annual contribution level are identical to the Company-wide measures described applicable to payouts under the Annual Incentive Plan described above under “2020 Compensation—Annual Incentive Plan.” Achievement of a performance rating of 1.0 would have resulted in a contribution of five percent of a participant’s base salary and Annual Incentive Plan payments made in 2020. Based on 2020 performance results, the Compensation & Organization Committee approved a contribution equal to 8.8 percent (5 percent target X 1.2 plan rating X 1.47 performance rating) of a participant’s eligible compensation in 2020. Amounts credited to an employee’s account in the plan may be invested among a number of funds, including a Company stock fund. A participant’s account is adjusted to reflect the rate of return, positive or negative, on the investments. Employee contributions and compensation on which our profit sharing contributions may be based cannot exceed limits under the Internal Revenue Code (the eligible compensation limit was $285,000 in 2020). As noted above, non-salaried front-line hourly employees in the United States received a 10% increase in the profit sharing contribution made to each employee under the profit sharing plan in which our non-salaried employees in the United States participate.

EXECUTIVE DEFERRED COMPENSATION PLAN

The Executive Deferred Compensation Plan (“EDCP”) and its predecessors collectively have been in effect for over 20 years. The EDCP is a nonqualified deferred compensation plan that provides potential tax benefits for certain employees, including our named executive officers. Under the EDCP as currently in effect, an executive officer can defer up to 85 percent of his or her salary and, in general, up to 85 percent of amounts paid to the executive officer under the Annual Incentive Plan. In addition, an executive can make a separate deferral, which we refer to below as the “Excess Compensation Deferral,” of up to five percent of compensation that exceeds Internal Revenue Code limits on eligible contributions under the Savings and Profit Sharing Plan. We provide a contribution equal to (i) 100 percent of the Excess Contribution Deferral; (ii) five percent of other salary and Annual Incentive Plan deferrals; and (iii) the profit sharing contributions we would have made to the participant’s account under the Savings and Profit Sharing Plan were it not for the Internal Revenue Code limit on the amount of eligible compensation under that plan and the participant’s deferrals into the EDCP.

Amounts deferred under the EDCP generally are not subject to federal, and in many cases state, income taxes until they are distributed. An executive officer can choose to have his or her contributions allocated to one or more of several notional investments, including a notional investment in our common stock. A participant may not initially allocate more than 50 percent of his or her contributions to our common stock, although the participant can increase the notional common stock amount through intra-plan transfers of notional investments previously made. A participant’s account is adjusted to reflect the deemed rate of return, positive or negative, on the notional investments. An executive officer may choose to receive a payout following retirement, either in a lump sum or in

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COMPENSATION DISCUSSION AND ANALYSIS

annual installments, in accordance with the terms of the EDCP. The EDCP also includes provisions for payment upon termination (pre-retirement) death or disability. See the “2020 Nonqualified Deferred Compensation” table and accompanying narrative for additional information.

CHANGE IN CONTROL AND SEVERANCE AGREEMENTS

We have adopted change in control and severance agreements for our executive officers because we believe that these agreements can create management stability during a period of potential uncertainty. Absent such agreements, there is an increased risk that executive officers may be encouraged to seek other employment opportunities if they became concerned about their employment security following a change in control. We also believe that the agreements provide financial security to an executive officer in the event of an involuntary termination of the executive officer without cause or for good reason following a change in control by providing a meaningful payment to the executive officer. The agreements also provide clear statements of the rights of the executive officers and protect against a change in employment and other terms by an acquirer that would be unfavorable to the executive officer. We also provide severance benefits to our executive officers, although at a lower level, for certain types of employment terminations that do not follow a change in control. We believe these arrangements provide a competitive benefit that enhances our ability to hire and retain capable executive officers.

The change in control and severance agreements provide for payments and other benefits if an executive officer’s employment is terminated without cause, or if an executive officer terminates employment for “good reason,” within two years following a change in control. These provisions require what is sometimes called a “double trigger,” namely both a change in control and a specified termination event, before payment is made. The agreements also provide for lesser payments if these types of terminations occur outside of the context of a change in control. The agreements do not contain an excise tax gross-up provision and, instead provide that, in the event that payments to be made to an executive under the agreements in connection with a change in control would result in the imposition of the excise tax under Internal Revenue Code Section 4999, the payments will be reduced to the highest amount that could be paid without triggering the excise tax if, following the reduction, the executive would retain a greater amount of net after-tax payments than if no reduction were made. If no reduction is made, the executive officer will pay any applicable excise tax.

See “Potential Payments Upon Termination or Change in Control” on pages 68-72 for further information regarding benefits under the change in control and severance agreements.

ACCOUNTING AND TAX CONSIDERATIONS

The Committee considers various accounting and tax implications of equity-based and other forms of compensation.

When determining the amounts of equity-based awards to be granted, the Committee examines the accounting cost associated with the grants. Under ASC 718, grants of stock options result in an accounting charge for the Company equal to the fair value of the award issued.

Internal Revenue Code Section 162(m) (“Section 162(m)”) generally disallows a federal income tax deduction for compensation paid by publicly held companies to certain of their executive officers that is in excess of $1,000,000 per year. The exception for performance-based compensation was eliminated by tax reform legislation under the Tax Cuts and Jobs Act (“TCJA”) for tax years beginning on or after January 1, 2018. The TCJA also expanded the scope of “covered employees” whose compensation may be subject to the deduction limitation by, among other things, including the principal financial officer and providing that once an individual becomes a covered employee for tax years beginning after December 31, 2016, that individual will remain a covered employee for all future years that the employee receives compensation (including after termination of employment). The TCJA included a transition rule under which the changes to Section 162(m) would not apply to compensation payable pursuant to a written binding contract that was in effect on November 2, 2017 and is not materially modified after that date.

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COMPENSATION DISCUSSION AND ANALYSIS

We historically structured certain portions of our executive compensation program in a manner intended to be performance-based for purposes of Section 162(m) (as in effect prior to enactment of TCJA) in order to preserve deductibility for federal income tax purposes under this provision. Nevertheless, the Committee believes that stockholder interests are best served if the Company’s flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-deductible compensation expenses. As a result, the Committee has approved salaries and other awards for executive officers that were not fully deductible because of Section 162(m) and, in light of the repeal of the performance-based compensation exception to Section 162(m), expects in the future to approve compensation to current and former executive officers that is not deductible for income tax purposes.

SAY-ON-PAY VOTE

At the 2020 Annual Meeting of Stockholders, we asked our stockholders to vote to approve, on an advisory basis, the compensation paid to our named executive officers, commonly referred to as a say-on-pay vote. Our stockholders overwhelmingly approved compensation to our named executive officers, with over 92 percent of votes cast in favor of our say-on-pay resolution. We value this positive endorsement by our stockholders of our executive compensation policies. As we evaluated our compensation practices in fiscal 2020, we were mindful of the strong support our stockholders expressed for our pay-for-performance philosophy. As a result, the Compensation & Organization Committee continued our general approach to executive compensation for 2020. We believe our programs are effectively designed, are working well, and are aligned with the interests of our stockholders. The Compensation & Organization Committee will continue to seek and consider stockholder feedback in the future.

ROLE OF EXECUTIVE OFFICERS IN DETERMINING EXECUTIVE COMPENSATION FOR NAMED EXECUTIVE OFFICERS

In connection with 2020 compensation for executive officers, Mr. Farrell, aided by our Human Resources department, provided statistical data and recommendations to the Compensation & Organization Committee. Mr. Farrell did not make recommendations as to his own compensation. While the Compensation & Organization Committee utilized this information, and valued Mr. Farrell’s observations with regard to compensation for our other executive officers, the ultimate decisions regarding executive compensation and goal setting were made by the Compensation & Organization Committee.

ROLE OF THE COMPENSATION & ORGANIZATION COMMITTEE IN EXECUTIVE COMPENSATION

As set forth in its written Charter, one of the Compensation & Organization Committee’s purposes is to administer our executive compensation program. It is the Compensation & Organization Committee’s responsibility to oversee the design of executive compensation programs, policies, and practices; to determine the types and amounts of compensation for executive officers; and to review and approve the adoption, termination, and amendment of, and to administer, our incentive compensation and stock option plans. All compensation for our executive officers ultimately must be approved by the Compensation & Organization Committee. Our human resources department supports the Compensation & Organization Committee’s work, and in some cases, acts under delegated authority to administer compensation programs. In addition, as described above, the Compensation & Organization Committee directly engages Semler Brossy, an outside independent compensation consulting firm, to assist in its review of compensation for executive officers.

ROLE OF THE INDEPENDENT COMPENSATION CONSULTANT

Representatives from Semler Brossy attend Compensation & Organization Committee meetings, participate in executive sessions, and communicate directly with the Committee. Semler Brossy also provides independent consulting services to the Nominating & Governance Committee regarding non-employee director compensation.

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COMPENSATION & ORGANIZATION COMMITTEE REPORT

COMPENSATION & ORGANIZATION COMMITTEE REPORT

The Compensation & Organization Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Securities and Exchange Commission regulations. Based on its review and discussions, the Compensation & Organization Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and, through incorporation by reference, in Church & Dwight’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Respectfully submitted,

Arthur B. Winkleblack, Chair

Bradley C. Irwin

Penry W. Price

Laurie J. Yoler

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2020 SUMMARY COMPENSATION TABLE

2020 SUMMARY COMPENSATION TABLE

The following table sets forth information regarding the compensation for 2020, 2019, and 2018 of our Chairman, President and CEO, our Executive Vice President and CFO, and each of the persons who were the next three most highly paid executive officers in 2020, or our “named executive officers,” as defined in Item 402 of Regulation S-K.

Name and Principal Position	Year	Salary ($)(1)	Bonus(2) ($)	Stock Awards(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(1)(4)	All Other Compensation ($)		Total ($)
Matthew T. Farrell(5)	2020	1,084,825			6,174,305	2,195,700	434,962	(6)	9,889,792
Chairman, President and	2019	1,053,175			5,622,770	1,937,800	371,377		8,985,122
Chief Executive Officer	2018	1,022,500	208,100		4,377,524	1,387,500	272,089		7,267,713
Richard A. Dierker(7)	2020	615,075			1,456,057	920,200	194,310	(8)	3,185,642
Executive Vice President, Chief	2019	597,124			1,323,300	668,800	176,140		2,765,364
Financial Officer	2018	579,750	71,800	50,280	963,614	478,900	126,789		2,271,133
Britta B. Bomhard(9)	2020	475,000			550,318	418,000	134,308	(10)	1,577,626
Executive Vice President,	2019	461,125			487,725	368,900	127,290		1,445,041
Chief Marketing Officer	2018	447,750	39,600	50,280	450,959	264,200	91,338		1,344,127
Steven P. Cugine(11)	2020	456,050			528,295	401,300	124,814	(12)	1,548,459
Executive Vice President,	2019	442,750			468,300	354,200	123,466		1,388,716
New Global Products Innovation
Patrick D. de Maynadier(13)	2020	459,225			693,912	484,900	110,326	(14)	1,748,363
Executive Vice President,	2019	445,825			673,650	428,000	105,858		1,653,333
General Counsel & Secretary	2018	432,750	46,000		632,191	306,400	83,401		1,500,742

(1)

Some of our named executive officers deferred a portion of their salary and non-equity incentive plan compensation in 2020 under the EDCP as follows: Mr. Farrell, $149,792; Mr. Dierker, $455,955; Ms. Bomhard, $317,972; Mr. Cugine, $28,479; and Mr. de Maynadier, $0.

(2)	Includes 15 percent additional bonus as the Company delivered EPS growth of 17 percent and extraordinary TSR of 33.2 percent.

(3)

The amounts shown for option and stock awards are based on the grant date fair value of awards calculated in accordance with ASC Topic 718. The assumptions used in determining the amounts in this column are set forth in note 12 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC on February 18, 2021. For information regarding the number of shares subject to 2020 stock option and restricted stock grants and other features of those grants, see the “2020 Grants of Plan-Based Awards” table on page 63. In 2019, Mr. Dierker and Ms. Bomhard received grants of restricted stock for their respective sustained superior performance and to encourage retention.

(4)

Includes payments under the Annual Incentive Plan based on achievement of corporate performance measures. See “Compensation Discussion and Analysis—2020 Compensation—Annual Incentive Plan” for further information regarding payments for 2020.

(5)	Mr. Farrell’s base salary increased to $1,092,800 effective April 1, 2020.

(6)

Includes $417,122 of employer retirement savings contributions, of which $280,241 was contributed to Mr. Farrell’s account under the Savings and Profit Sharing Plan for Salaried Employees and $136,881 was contributed to his account under the EDCP, based on statutory limits. This also includes reimbursement for a physical examination, $5,000 for a Company provided financial planning program, and donations of $10,000 that we made to non-profit organizations with which Mr. Farrell is involved.

(7)	Mr. Dierker’s base salary increased to $619,600 effective April 1, 2020.

(8)

Includes $177,175 of the employer retirement savings contributions, of which $127,231 was contributed to Mr. Dierker’s account under the Savings and Profit Sharing Plan for Salaried Employees and $49,944 was contributed to his account under the EDCP, based on statutory limits. This also includes reimbursement for a physical examination, $5,000 for a Company provided financial planning program, and donations of $10,000 that we made to non-profit organizations with which Mr. Dierker is involved.

(9)	Ms. Bomhard’s base salary increased to $478,500 effective April 1, 2020.

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2020 SUMMARY COMPENSATION TABLE

(10)

Includes $116,458 of employer retirement savings contributions, of which $88,513 was contributed to Ms. Bomhard’s account under the Savings and Profit Sharing Plan for Salaried Employees and $27,945 was contributed to her account under the EDCP, based on statutory limits. This also includes reimbursement for a physical examination, $5,000 for a Company provided financial planning program, and donations of $10,000 that we made to non-profit organizations with which Ms. Bomhard is involved.

(11)	Mr. Cugine’s base salary increased to $459,400 effective April 1, 2020.

(12)

Includes $111,814 of employer retirement savings contributions, of which $85,552 was contributed to Mr. Cugine’s account under the Savings and Profit Sharing Plan for Salaried Employees and $26,262 was contributed to his account under the EDCP, based on statutory limits. This also includes reimbursement for a physical examination, $5,000 for a Company provided financial planning program, and donations of $10,000 that we made to non-profit organizations with which Mr. Cugine is involved.

(13)	Mr. de Maynadier’s base salary increased to $462,600 effective April 1, 2020.

(14)

Includes $92,326 of employer retirement savings contributions, of which $92,326 was contributed to Mr. de Maynadier’s account under the Savings and Profit Sharing Plan for Salaried Employees and $0 was contributed to his account under the EDCP, based on statutory limits. This also includes reimbursement for a physical examination, $5,000 for a Company provided financial planning program, and donations of $10,000 that we made to non-profit organizations with which Mr. de Maynadier is involved.

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2020 GRANTS OF PLAN-BASED AWARDS

2020 GRANTS OF PLAN-BASED AWARDS

The following table provides information regarding plan-based awards granted to our named executive officers in 2020.

Name	Grant Date(1)	Approval Date(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(3)			All Other Stock Awards: No of Shares of Common Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
			Threshold ($)(2)	Target (at 1.0 rating) ($)	Maximum ($)
Matthew T. Farrell	06/15/2020	04/28/2020	—	1,247,500	2,495,100	—	485,020	73.87	6,174,305
Richard A. Dierker	06/15/2020	04/28/2020	—	522,800	1,045,600	—	114,380	73.87	1,456,057
Britta B. Bomhard	06/15/2020	04/28/2020	—	237,500	475,000	—	43,230	73.87	550,318
Steven P. Cugine	06/15/2020	04/28/2020	—	228,000	456,100	—	41,500	73.87	528,295
Patrick D. de Maynadier	06/15/2020	04/28/2020	—	275,500	551,100	—	54,510	73.87	693,912

(1)	For information regarding the timing of stock option grants, see “Compensation Discussion and Analysis—Stock Option Grant Practices.”

(2)	There is no specified minimum award payout under the Annual Incentive Plan.

(3)

Constitutes target and maximum award opportunities for our named executives under our Annual Incentive Plan. See “Compensation Discussion and Analysis—2020 Compensation—Annual Incentive Plan” for information regarding the criteria applied in determining the amounts payable under the awards. The actual amounts paid with respect to these awards are included in the “Non-Equity Incentive Plan Compensation” column in the “2020 Summary Compensation Table”. Amounts are rounded to the nearest $100.

(4)

The amounts shown in this column represent the shares of our common stock underlying options granted under the Omnibus Equity Compensation Plan in 2020. All options were granted with an exercise price per share equal to the closing price per share as reported on the NYSE on the date of grant. The options vest as to all underlying shares on the third anniversary of the date of grant and terminate ten years from the date of grant, subject to earlier termination upon the occurrence of specified events. All stock options granted on or after July 20, 2019 require a “double trigger” before payment can be made or equity can vest (requiring a qualifying termination following a change-in-control).

(5)

The grant date fair value is computed in accordance with ASC Topic 718. The assumptions used in determining the amounts in this column are set forth in note 12 to our consolidated financial statements in our Annual Report Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC on February 18, 2021.

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2020 OUTSTANDING EQUITY AWARDS

2020 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information regarding outstanding stock options and restricted stock held by our named executive officers at December 31, 2020.

	Option Awards						Stock	Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#)(1) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Matthew T. Farrell
	189,640				30.96	6/17/2023
	142,120				34.81	6/16/2024
	168,900				41.92	6/22/2025
	556,800				41.76	1/04/2026
	398,550				53.75	6/19/2027
			454,100		50.28	6/18/2028
			376,610		77.33	6/17/2029
			485,020		73.87	6/15/2030
Richard A. Dierker
			99,960		50.28	6/18/2028
			88,630		77.33	6/17/2029
			114,380		73.87	6/15/2030
							1,000	87,230
Britta B. Bomhard
	5,500				34.81	6/16/2024
	4,000				34.84	10/1/2024
	5,360				41.92	6/22/2025
	3,000				41.90	10/1/2025
	41,710				53.75	6/19/2027
			46,780		50.28	6/18/2028
			32,670		77.33	6/17/2029
			43,230		73.87	6/15/2030
							1,000	87,230
Steven P. Cugine
	31,760				41.92	6/22/2025
	46,200				49.62	6/20/2026
	4,620				49.62	6/20/2026
	40,000				53.75	6/19/2027
	4,000				53.75	6/19/2027
			44,920		50.28	6/18/2028
			31,370		77.33	6/17/2029
			41,500		73.87	6/15/2030
Patrick D. de Maynadier
	65,948	(4)			34.81	6/16/2024
	77,960	(4)			41.92	6/22/2025
	68,460	(5)			49.62	6/20/2026
	58,240	(6)			53.75	6/19/2027
			65,580	(6)	50.28	6/18/2028
			45,120		77.33	6/17/2029
			54,510		73.87	6/15/2030

(1)	Options vest and expire as to all of the underlying unexercisable shares as follows:

Option Exercise Price ($)	Expiration Date	Vesting Date
50.28	6/18/2028	6/18/2021
77.33	6/17/2029	6/17/2022
73.87	6/15/2030	6/15/2023

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2020 OUTSTANDING EQUITY AWARDS

In the event of a “change in control,” as defined in the Omnibus Equity Compensation Plan, all stock options granted prior to July 30, 2019 immediately vest upon a change in control unless our Board of Directors determines otherwise. All stock options granted on or after July 20, 2019 require a “double trigger” before payment can be made or equity can vest (requiring a qualifying termination following a change-in-control).

(2)	Restricted Stock awards held by each of our named executive officers vest as follows:

	No. of Shares	Vesting Date
Richard A. Dierker	1,000	6/18/2021
Britta B. Bomhard	1,000	6/18/2021

(3)	Based on the $87.23 per share closing price of our common stock on December 31, 2020, as reported on the NYSE.

(4)	The economic interest of one-half of the shares subject to this option has been transferred pursuant to a marital settlement agreement.

(5)	The economic interest of one-third of the shares subject to this option has been transferred pursuant to a marital settlement agreement.

(6)	The economic interest of one-sixth of the shares subject to this option has been transferred pursuant to a marital settlement agreement.

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2020 OPTION EXERCISES AND STOCK VESTED

2020 OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding option exercises by our named executive officers during 2020.

	Option Awards			Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Matthew T. Farrell	280,580	18,734,139		—	—
Richard A. Dierker	103,130	3,982,259		—	—
Britta B. Bomhard	59,260	1,850,941		—	—
Steven P. Cugine	70,780	3,351,684		—	—
Patrick D. de Maynadier	96,272	6,245,382	(1)	—	—

(1)	One-half of the value realized upon exercise was transferred by Mr. de Maynadier pursuant to a marital settlement agreement.

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2020 NONQUALIFIED DEFERRED COMPENSATION

2020 NONQUALIFIED DEFERRED COMPENSATION

Our named executive officers are among the employees eligible to participate in the EDCP. Participants can elect to defer up to 85 percent of each of their salary and Annual Incentive Plan payments. Amounts deferred are invested, as determined by the participant, in one or more notional investments, including a notional investment in our common stock. The other notional investments are based on a group of mutual funds. We also made contributions to a participant’s deferred compensation account equal to the matching contributions and profit sharing contributions that would have been made to the participant’s account under the Savings and Profit Sharing Plan for Salaried Employees but for (i) limitations imposed by the Internal Revenue Code on plan contributions, and (ii) the participant’s deferrals under the EDCP. Following retirement, participants may elect to receive either a lump sum payment or installment payments for up to 20 years. A participant’s interest in the portion of his or her account derived from our contributions, vests, depending on the nature of the contribution, between two to five years from commencement of employment.

The following table provides details regarding nonqualified deferred compensation for our named executive officers in 2020.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions	Aggregate Balance at Last Fiscal Year-End ($)(2)
Matthew T. Farrell	149,792	379,622	2,107,732	—	10,843,526
Richard A. Dierker	455,955	139,675	438,698	—	2,564,306
Britta B. Bomhard	317,972	78,958	146,472	—	1,733,493
Steven P. Cugine	28,479	97,564	617,237	—	5,408,202
Patrick D. de Maynadier	—	54,826	452,868	—	2,666,456

(1)

All amounts shown in this column are reported as compensation in the “2020 Summary Compensation Table” for 2020. These amounts include contributions made after the end of 2020 which were earned with respect to 2020.

(2)

Includes amounts that are reported as compensation in the “2020 Summary Compensation Table” for 2019 and 2018 as follows: Mr. Farrell, $664,072; Mr. Dierker, $610,368; Ms. Bomhard, $557,307; Mr. Cugine, $175,358; and Mr. de Maynadier, $107,419. Amounts shown in this column also include contributions made after the end of 2020 which were earned with respect to 2020.

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POTENTIAL PAYMENTS UPON TERMINATION

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

In this section, we describe payments that may have been made to our named executive officers upon several events of termination, including termination in connection with a change in control, assuming the termination event occurred on December 31, 2020 (except as otherwise noted).

The information in this section does not include information relating to the following:

•	distributions under the EDCP—see “2020 Nonqualified Deferred Compensation” for information regarding this plan,

•	other payments and benefits provided on a nondiscriminatory basis to salaried employees generally upon termination of employment, including the Savings and Profit Sharing Plan for Salaried Employees,

•	restricted shares and shares underlying options that vested prior to the termination event—see the “2020 Outstanding Equity Awards at Fiscal Year-End” table, and

•	short-term incentive payments that would not be increased due to the termination event.

CHANGE IN CONTROL AND SEVERANCE AGREEMENTS

We have entered into Change in Control and Severance Agreements with each named executive officer. The agreements provide for benefits upon specified termination of employment events within two years following a change in control and upon specified termination of employment events at any time for reasons unrelated to a change in control. A “change in control” occurs under the agreements if:

•	a person becomes the beneficial owner of 50 percent or more of our common stock,

•	the consummation of a merger or other business combination or a sale of all or substantially all of our assets, or

•

within any 24-month period, “incumbent directors” no longer constitute at least a majority of our Board of Directors; “incumbent directors” are (i) persons who were directors immediately before the beginning of the 24-month period and (ii) persons who are elected to our Board of Directors by a two-thirds vote of the incumbent directors.

Upon the termination of an executive officer’s employment without cause or by the executive officer for good reason, generally within two years following a change in control and following the executive officer’s execution of a release, the executive officer will receive:

•

a lump sum payment equal to two times (three times for Mr. Farrell) the sum of such executive officer’s base salary plus target bonus award under the Annual Incentive Plan for the year in which such termination occurs, and

•

a lump sum payment equal to the executive officer’s target bonus award under the Annual Incentive Plan multiplied by a fraction equal to the portion of the year that has expired on the date of termination of employment.

Each lump sum payment will be made six months following the date of termination of employment.

Upon the termination of an executive officer’s employment without cause or by the executive officer for good reason other than as a result of a change in control and following the executive officer’s execution of a release, the executive officer will receive:

•	a lump sum payment equal to the executive officer’s base salary (Mr. Farrell will receive an amount equal to two times his base salary) for the year in which the termination occurs (one-half of the

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POTENTIAL PAYMENTS UPON TERMINATION

payment will be paid six months following the date of termination of employment and the remaining one-half will be paid in six equal monthly installments thereafter), and

•

a lump sum payment equal to the Annual Incentive Plan award that would have been payable to the executive officer based on actual performance multiplied by a fraction equal to the portion of the year that has expired on the date of termination of employment (to be paid on the later of the regularly scheduled payment date for the award and six months following the date of termination of employment).

“Good reason” means the occurrence of any of the following events, without the consent of the executive officer: (i) the executive officer suffers a material demotion in title, position, or duties; (ii) the executive officer’s base salary and target award percentage or benefits are materially decreased; (iii) we fail to obtain the assumption of the agreement by an acquirer; or (iv) the executive officer’s office location is moved by more than 50 miles.

In the event that an executive officer becomes liable for payment of any excise tax under Internal Revenue Code Section 4999 with respect to any “excess parachute payments” under Internal Revenue Code Section 280G to be received under the agreement in connection with a change in control, we will reduce the payments below the threshold amount for “excess parachute payments” set forth in Section 280G, if the reduction would provide the executive with greater net after-tax payments than would be the case if no reduction were made and the payments were subject to excise tax under Section 4999.

In addition, under any event of termination covered by the agreement, the executive officer may elect to continue group medical and dental coverage at the then prevailing employee rate for a period of 24 months (12 months if termination occurs other than as a result of a change in control)—or, in the case of Mr. Farrell, 36 months (24 months if termination occurs other than as a result of a change in control) from the date of termination. The executive officer will also be entitled to receive (i) group life insurance coverage for a period of 24 months (12 months if termination occurs other than as a result of a change in control)—or, in the case of Mr. Farrell, 36 months (24 months if termination occurs other than as a result of a change in control) from the date of termination; (ii) outplacement assistance; and (iii) payment for unused vacation time. The agreement also contains non-competition, non-solicitation, and non-disparagement provisions.

The Change in Control and Severance Agreement replaced related provisions, if any, in the executive officer’s employment agreement.

VESTING PROVISIONS PERTAINING TO STOCK OPTIONS AND RESTRICTED STOCK UPON A CHANGE IN CONTROL

On July 30, 2019, the Board of Directors approved an amendment (the “Amendment”) to the Omnibus Equity Compensation Plan which requires “double trigger” vesting of grants made under the Omnibus Equity Compensation Plan on or after July 30, 2019 to participants with the title of Executive Vice President or Chief Executive Officer. Pursuant to the Amendment, if, in connection with a “change of control,” which definition of “change in control” is similar to that under the Change in Control and Severance Agreements, an acquirer of the Company assumes, substitutes or converts such grants to similar grants of the surviving corporation on an economically-equivalent basis and otherwise in accordance with the Plan, and the applicable participant’s employment terminates without “cause” or for “good reason” as defined in the Change in Control and Severance Agreements upon or within 24 months following the change of control, then upon such termination, the grants will automatically accelerate and become fully vested (at target values, if such grants are subject to performance conditions). Stock options and restricted stock granted prior to July 30, 2019 vest immediately upon a change in control, unless the Board of Directors determines otherwise.

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POTENTIAL PAYMENTS UPON TERMINATION

TABLE OF BENEFITS UPON TERMINATION EVENTS

The following tables show potential payments to our named executive officers upon termination of employment, including without limitation a change in control, assuming a December 31, 2020 termination date. In connection with the amounts shown in the table:

•

Stock option benefit amounts for each option as to which vesting will be accelerated upon the occurrence of the termination event are equal to the product of the number of shares underlying the option multiplied by the difference between the exercise price per share of the option and the $87.23 closing price per share of our common stock on December 31, 2020, as reported on the NYSE. The values set forth in the tables below assume that each named executive officer’s employment is terminated simultaneously with the occurrence of a change in control. Stock options continue to vest in accordance with the terms of grant for three years for named executive officers who either are terminated without cause or voluntarily terminate and, in each case, meet our “age plus years of service” and other contractual qualifications for “retirement” treatment, and upon death or disability, in accordance with the terms of our plans. Because they do not accelerate, these amounts are not listed in the table. As of December 31, 2020, Messrs. Farrell, Cugine and de Maynadier met the minimum “age plus years of service” requirement for retirement.

•

Restricted stock benefit amounts are equal to the product of the number of restricted shares as to which vesting will be accelerated upon the occurrence of the termination event multiplied by the $87.23 closing price per share of our common stock on December 31, 2020, as reported on the NYSE. These benefit amounts are payable upon a voluntary termination of a named executive officer, provided such officer meets our qualifications for “retirement,” or upon the death or disability of such executive, in accordance with the terms of our plans. As of December 31, 2020, Messrs. Farrell, Cugine and de Maynadier met the minimum “age plus years of service” requirement for retirement.

•	Health and Welfare Benefits are equal to the costs we would incur to maintain such benefits for the applicable period.

•

Under the Change in Control and Severance Agreements, if the named executive officer is terminated on December 31, he or she will be entitled to no additional payments with respect to this component beyond what the executive earned under the Annual Incentive Plan. The amounts earned by each named executive officer under the Annual Incentive Plan for 2020 are reported in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table on page 61. As noted above, in connection with a termination following a change in control, each executive officer would be entitled to a payment equal to his or her target bonus under the Annual Incentive Plan.

Matthew T. Farrell

Benefit Type	Change in Control Termination without Cause or for Good Reason ($)	Non-Change in Control Termination without Cause($)	Voluntary Termination ($)	Death or Disability ($)
Severance Payments	7,048,560	2,185,600	—	—
Stock Options	26,987,301	—	—	—
Restricted Stock	—	—	—	—
Excise Tax and Gross-Ups	—	—	—	—
Health and Welfare Benefits	39,080	26,053	—	—
Total	34,074,941	2,211,653	—	—

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Richard A. Dierker

Benefit Type	Change in Control Termination without Cause or for Good Reason ($)	Non-Change in Control Termination without Cause($)	Voluntary Termination ($)	Death or Disability ($)
Severance Payments	2,292,520	619,600	—	—
Stock Options	6,099,076	—	—	—
Restricted Stock	87,230	—	—	—
Excise Tax and Gross-Ups	—	—	—	—
Health and Welfare Benefits	41,476	20,738	—	—
Total	8,520,302	640,338	—	—

Britta B. Bomhard

Benefit Type	Change in Control Termination without Cause or for Good Reason ($)	Non-Change in Control Termination without Cause($)	Voluntary Termination ($)	Death or Disability ($)
Severance Payments	1,435,500	478,500	—	—
Stock Options	2,629,507	—	—	—
Restricted Stock	87,230	—	—	—
Excise Tax and Gross-Ups	—	—	—	—
Health and Welfare Benefits	25,964	12,982	—	—
Total	4,178,201	491,482	—	—

Steven P. Cugine

Benefit Type	Change in Control Termination without Cause or for Good Reason ($)	Non-Change in Control Termination without Cause($)	Voluntary Termination ($)	Death or Disability ($)
Severance Payments	1,378,200	459,400	—	—
Stock Options	2,524,797	—	—	—
Restricted Stock	—	—	—	—
Excise Tax and Gross-Ups	—	—	—	—
Health and Welfare Benefits	40,337	20,168	—	—
Total	3,943,334	479,568	—	—

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POTENTIAL PAYMENTS UPON TERMINATION

Patrick D. de Maynadier

Benefit Type	Change in Control Termination without Cause or for Good Reason ($)		Non-Change in Control Termination without Cause($)	Voluntary Termination ($)	Death or Disability ($)
Severance Payments	1,480,320		462,600	—	—
Stock Options	3,598,123	(1)	—	—	—
Restricted Stock	—		—	—	—
Excise Tax and Gross-Ups	—		—	—	—
Health and Welfare Benefits	25,925		12,962	—	—
Total	5,104,368		475,562	—	—

(1)	A portion of these options are subject to a marital settlement agreement.

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CEO PAY RATIO

CEO PAY RATIO

We believe executive pay must be internally consistent and equitable to motivate our employees to create shareholder value. We are committed to internal pay equity, and the Compensation & Organization Committee monitors the relationship between the pay our officers receive and the pay our non-officer employees receive. The compensation for our CEO in 2020 was approximately 140:1 times the 2020 pay for our median employee.

As a result of the rules adopted by the SEC under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), we are required to disclose the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee, using the required calculations. We identified our median employee utilizing data as of November 30, 2020, by examining the 2020 target total cash compensation (base salary plus target bonus) for all individuals, excluding our CEO, who were employed by us on November 30, 2020. We included all employees, whether employed on a full-time or part-time basis. We did not make any assumptions, adjustments, or estimates with respect to total target cash compensation. We excluded 6 employees from Brazil, which represented less than 1 percent of the Company’s total employee population of 5,100 as of November 30, 2020. We believe the use of total target cash compensation for all employees is a consistently applied compensation measure because we do not widely distribute annual equity awards to employees.

We calculated annual total compensation for that employee using the same methodology we use for our named executive officers as set forth in the 2020 Summary Compensation Table in this Proxy Statement.

As illustrated in the table below, our 2020 CEO to median employee pay ratio is 140:1.

	CEO to Median Employee Pay Ratio

	President and CEO		Median Employee
Base Salary	$1,084,825		$60,044
Option Awards	6,174,305		—
Restricted Stock Units	—		—
Annual Incentive Plan Compensation	2,195,700		3,170
All Other Compensation	434,962		5,591
TOTAL	$9,889,792		$70,649
CEO Pay to Median Employee Pay Ratio	140	:	1

Church & Dwight Co. | 2021 Proxy Statement	73

EQUITY COMPENSATION PLAN INFORMATION

EQUITY COMPENSATION PLAN INFORMATION

AS OF DECEMBER 31, 2020

The following table provides information as of December 31, 2020, regarding securities issuable under our equity compensation plans, all of which were approved by our stockholders.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options	(b) Weighted-Average Exercise Price of Outstanding Options ($)	(c) Number of Securities Remaining Available for Future Issuance Under Compensation Plans (excludes securities reflected in column (a))
Equity Compensation Plans Approved by Stockholders	12,687,302	50.72	19,781,585

74	Church & Dwight Co. | 2021 Proxy Statement

PROPOSAL 2

PROPOSAL 2: ADVISORY VOTE TO APPROVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the provisions of Section 14A of the Exchange Act, enacted as part of the Dodd-Frank Act, we are providing our stockholders the opportunity to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules, commonly referred to as a say-on-pay vote. Specifically, these rules address the information we must provide in the compensation discussion and analysis, compensation tables, and related disclosures included in this proxy statement. In accordance with the advisory vote of our stockholders at our 2018 Annual Meeting of Stockholders, we provide to our stockholders the opportunity to vote annually to approve, on an advisory basis, the compensation of our named executive officers. Accordingly, the next vote to approve, on an advisory basis, the compensation of our named executive officers after the vote held at this Annual Meeting will be conducted at our 2022 Annual Meeting of Stockholders.

As described under “Compensation Discussion and Analysis,” our compensation objectives have focused on providing compensation that is competitive, includes meaningful performance incentives, aligns the interests of our executive officers and stockholders and provides an incentive for long-term continued employment with us.

We believe that our compensation program, which includes meaningful, performance-based components, has met these objectives and has enabled us to attract, motivate, and retain talented executives who have helped us achieve strong financial results. Please refer to the “Compensation Discussion and Analysis” for a detailed discussion of the performance goals addressed by our incentive programs and our compensation programs generally. Moreover, we believe that our compensation program is aligned with the long-term interests of our stockholders and contributed to our achievement of an average annual total stockholder return over the past one, five, and ten years of 25.5 percent, 17.2 percent, and 19.5 percent, respectively.

At the 2020 Annual Meeting of Stockholders, we asked our stockholders to vote to approve, on an advisory basis, the compensation paid to our named executive officers. Our stockholders overwhelmingly approved compensation to our named executive officers, with approximately 92 percent of votes cast in favor of our say-on-pay resolution. We value this positive endorsement by our stockholders of our executive compensation policies. As we evaluated our compensation practices in fiscal 2020, we were mindful of the strong support our stockholders expressed for our pay-for-performance philosophy. As a result, the Compensation & Organization Committee continued our general approach to executive compensation for 2020. We believe our programs are effectively designed, are working well, and are aligned with the interests of our stockholders. The Compensation & Organization Committee will continue to seek and consider stockholder feedback in the future.

Accordingly, our Board of Directors recommends that our stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders of Church & Dwight Co., Inc. approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in the proxy statement for the 2021 Annual Meeting of Stockholders.

This is an advisory vote, which means that the stockholder vote is not binding on us. Nevertheless, the Compensation & Organization Committee values the opinions expressed by our stockholders, will continue to seek and consider stockholder feedback in the future, and will carefully consider the outcome of the vote when making future compensation decisions for our named executive officers.

Your Board of Directors unanimously recommends a vote FOR approval, on an advisory basis, of the compensation of our named executive officers.

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PROPOSAL 3 & PROPOSAL 4

PROPOSAL 3: PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO REMOVE THE REQUIREMENT FOR HOLDERS OF TWO-THIRDS OF OUR OUTSTANDING STOCK TO FILL VACANCIES ON THE BOARD OF DIRECTORS

PROPOSAL 4: PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO REMOVE THE REQUIREMENT TO HAVE HOLDERS OF TWO-THIRDS OF OUR OUTSTANDING STOCK APPROVE CERTAIN MERGERS, CONSOLIDATIONS OR DISPOSITIONS OF SUBSTANTIAL ASSETS

Background of the Proposals

At our 2020 Annual Meeting of Stockholders, our stockholders approved the amendment and restatement of our Certificate of Incorporation, to, among other changes, eliminate the supermajority voting provisions that required the approval of the holders of more than two-thirds of our outstanding stock to amend certain provisions of the Certificate of Incorporation. However, the changes to the Certificate of Incorporation approved at the 2020 Annual Meeting did not remove the supermajority voting provisions with respect to stockholders filling a vacancy on the Board following a removal of a director in Section (c) of Article FIFTH of the Certificate of Incorporation, or with respect to certain mergers, consolidations, or dispositions of substantial assets of the Company provided in Article NINTH of the Certificate of Incorporation. Each of these provisions currently require the approval of the holders of two-thirds of the outstanding shares of capital stock of the Company entitled to vote in the election of directors to take certain actions.

As part of the Board’s ongoing review and update of our corporate governance practices, the Governance & Nominating Committee and the Board have considered the advantages and disadvantages of the remaining supermajority voting provisions in our Certificate of Incorporation. Supermajority voting provisions are intended to facilitate corporate governance stability by requiring broad stockholder consensus to effect changes. However, many investors and others view supermajority voting provisions as conflicting with principles of good corporate governance because the provisions may impede accountability to stockholders and contribute to board and management entrenchment. These investors assert that supermajority voting provisions cause boards and management to be less responsive to stockholders. After considering the advantages and disadvantages of the supermajority voting provisions, the Board has approved and declared advisable, and has recommended that the stockholders approve, the removal of the supermajority provisions contained in Section (c) of Article FIFTH of the Certificate of Incorporation by approving Proposal 3 and the removal of the supermajority provisions contained in Article NINTH of the Certificate of Incorporation by approving Proposal 4 (together with Proposal 3, the “Supermajority Voting Removal Proposals”).

Summary of Proposed Changes

If Proposal 3 is approved by our stockholders, the supermajority voting provision in Section (c) of Article FIFTH of the Certificate of Incorporation with respect to the filling of vacancies on the Board would be replaced with a voting standard requiring a majority in voting interest of the stockholders present in person or represented by proxy at such meeting and entitled to vote for the election of directors, which is consistent with the voting standard set forth in our Bylaws for stockholder approval of actions submitted to our stockholders. If Proposal 4 is approved by our stockholders, Article NINTH of the Certificate of Incorporation would be deleted in its entirety, and the approval thresholds for stockholders to approve any mergers, consolidations, or dispositions of substantial assets of the Company would be set by the relevant law or other requirements. If Proposal 4 is approved by our stockholders, we would also designate what is currently Article TENTH in the Certificate of Incorporation as Article NINTH. If both of the Supermajority Voting Removal Proposals are approved by our stockholders, all of the remaining supermajority voting requirements set forth in our governing documents will be removed.

The proposed changes to the Certificate of Incorporation, with deletions indicated by strike-outs and additions indicated by bold and underlining, are set forth in Appendix A to this Proxy Statement.

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PROPOSAL 3 & PROPOSAL 4

Required Vote and Impact of Vote

Pursuant to Section 242(b)(4) of the Delaware General Corporation Law (the “DGCL”), because each of Section (c) of Article FIFTH and Article NINTH of the Certificate of Incorporation require the approval of the holders of at least by two-thirds of the outstanding shares of capital stock of the Company entitled to vote in the election of directors for the Company to take certain actions, amending these provisions will also require the approval of the holders of at least two-thirds of the outstanding shares of capital stock entitled to vote in the election of directors in order to be approved. Accordingly, each of the Supermajority Voting Removal Proposals will require the affirmative vote of the holders of two-thirds or more of our outstanding shares of common stock entitled to vote at the Annual Meeting. If the Company’s stockholders approve each of the Supermajority Voting Removal Proposals, we intend to promptly file with the Secretary of State of the State of Delaware an amendment to the Certificate of Incorporation reflecting the changes set forth in Appendix A.

Proposal 3 is separate from, and is not conditioned on, the approval of Proposal 4, and Proposal 4 is separate from, and is not conditioned on, the approval of Proposal 3. Accordingly, if only one of these proposals receives the required vote, we will file an amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware reflecting only the changes approved pursuant to the approval of such proposal.

Your Board of Directors recommends a vote FOR adoption of Proposal 3 to amend the Certificate of Incorporation to remove the requirement for approval by holders of two-thirds of our outstanding stock to fill vacancies on the Board of Directors.

Your Board of Directors recommends a vote FOR adoption of Proposal 4 to amend the Certificate of Incorporation to remove the requirement for holders of two-thirds of our outstanding stock to approve certain mergers, consolidations, or dispositions of substantial assets of the Company.

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PROPOSAL 5

PROPOSAL 5: PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO REMOVE CERTAIN PROCEDURAL PROVISIONS THAT WILL NO LONGER BE REQUIRED ONCE THE BOARD IS FULLY DECLASSIFIED

Summary

At our 2018 Annual Meeting of Stockholders, our stockholders approved the amendment and restatement of our Certificate of Incorporation to provide for, among other changes, the declassification of our Board of Directors. As a result of this change, our directors are now elected annually for one-year terms.

In order to implement the declassification of the Company’s Board, we used a phased-in approach, and directors who had previously been elected to serve three-year terms on the Board prior to the change completed their three-year terms, including those elected at the 2018 Annual Meeting of Stockholders. Directors elected to new terms at the 2019 and 2020 meeting were elected to one-year terms. At the 2021 Annual Meeting, every Board member will have completed their prior terms, and, moving forward, the entire Board will be elected to one-year terms.

This phased-in declassification process is set forth in Section (b) of Article FIFTH of the Certificate of Incorporation. Now that our Board is fully declassified and our directors will each be elected to one-year terms at the 2021 Annual Meeting and subsequent annual meetings of our stockholders, these provisions set forth in Section (b) of Article FIFTH of the Certificate of Incorporation are no longer necessary. Accordingly, the Governance & Nominating Committee and the Board have approved and declared advisable, and are recommending that our stockholders approve, amending the Certificate of Incorporation to remove these provisions from Article FIFTH of the Certificate of Incorporation and to replace such language with language clarifying that the Board of Directors will be comprised of a single class of directors and all directors will be elected for one-year terms expiring at the next annual meeting of stockholders. The proposed changes to the Certificate of Incorporation, with deletions indicated by strike-outs and additions indicated by bold and underlining, are set forth in Appendix A to this Proxy Statement.

Required Vote and Impact of Vote

Approval of this Proposal 5 will require the affirmative vote of the holders of a majority of our outstanding shares of common stock entitled to vote at the Annual Meeting. If the Company’s stockholders approve this Proposal 5, we intend to promptly file with the Secretary of State of the State of Delaware an amendment to the Certificate of Incorporation reflecting the changes described above.

This Proposal 5 is separate from, and is not conditioned on, the approval of Proposal 3 and Proposal 4 described elsewhere in this Proxy Statement, and Proposals 3 and 4 are separate from, and are not conditioned on, the approval of this Proposal 5. Accordingly, if only one or two of these proposals receives the required vote, we will file an amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware reflecting only the changes approved pursuant to the approval of such proposal or proposals.

Your Board of Directors recommends a vote FOR adoption of Proposal 5 to amend the Certificate of Incorporation to remove certain procedural provisions that will no longer be required once the Board is fully declassified.

78	Church & Dwight Co. | 2021 Proxy Statement

PROPOSAL 6

PROPOSAL 6: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee selected Deloitte & Touche LLP to serve as our independent registered public accountant for 2021. In accordance with past practice, this selection will be presented to our stockholders for ratification at the Annual Meeting; however, consistent with the requirements of the Sarbanes-Oxley Act of 2002, the Audit Committee has ultimate authority in respect of the selection of our auditors. The Audit Committee may reconsider its selection if the appointment is not ratified by our stockholders. Deloitte & Touche LLP has served as our independent registered accountant since 1968.

A representative of Deloitte & Touche LLP will be in attendance at the Annual Meeting to respond to appropriate questions and will be afforded the opportunity to make a statement at the Annual Meeting, if he or she desires to do so.

Your Board of Directors unanimously recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP.

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HOUSEHOLDING OF PROXY MATERIALS

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries to satisfy delivery requirements for notices of Internet availability of proxy materials and, if applicable, proxy statements and annual reports to stockholders, with respect to two or more stockholders sharing the same address by delivering a single copy of the material addressed to those stockholders. This process, commonly referred to as “householding,” is designed to reduce duplicate printing and postage costs. We and some brokers may household notices of Internet availability of proxy materials and, if applicable, annual reports to stockholders and proxy materials, by delivering a single copy of the material to multiple stockholders sharing the same address unless contrary instructions have been received from the affected stockholders.

If a stockholder wishes in the future to receive a separate notice of Internet availability of proxy materials or, if applicable, the annual report to stockholders and proxy statement, or if a stockholder received multiple copies of some or all of these materials and would prefer to receive a single copy in the future, the stockholder should submit a request by telephone or in writing to the stockholder’s broker if the shares are held in a brokerage account or, if the shares are registered in the name of the stockholder, to our transfer agent, Computershare Investor Services LLC, 250 Royall Street, Canton, MA 02021, telephone: (866) 299-4219. We promptly will send additional copies of the relevant material following receipt of a request for additional copies.

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OTHER BUSINESS

OTHER BUSINESS

We are not aware of any matters, other than as indicated above, that will be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the enclosed form of proxy intend to vote such proxy in their discretion on such matters.

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STOCKHOLDER PROPOSALS

STOCKHOLDER PROPOSALS AND NOMINATION OF DIRECTOR CANDIDATES

Any proposals submitted by stockholders for inclusion in our proxy statement and proxy for the 2022 Annual Meeting of Stockholders pursuant to SEC Rule 14a-8 must be received at our principal executive offices (to the attention of the Secretary) no later than November 19, 2021 and must comply in all other respects with applicable rules and regulations of the SEC relating to such inclusion.

Any stockholder who wishes to propose any business to be considered by the stockholders at the 2022 Annual Meeting of Stockholders, other than a proposal for inclusion in the proxy statement pursuant to SEC regulations, or who wants to nominate a person for election to our Board of Directors at that meeting, must provide a written notice that sets forth the specified information described in our Certificate of Incorporation concerning the proposed business or nominee. The notice must be delivered to the Secretary at our principal executive offices, at the address set forth on the first page of this proxy statement, no more than 120 days and no less than 90 days prior to the first anniversary of the previous year’s annual meeting, or not later than January 29, 2022 and no earlier than December 30, 2021 for proposed business or nominees to be brought at the 2022 Annual Meeting of Stockholders. A copy of our Certificate of Incorporation can be obtained upon request directed to the Office of the Secretary at the address set forth on the first page of this proxy statement.

The Board has adopted proxy access, which allows a stockholder or group of up to 20 stockholders who have owned at least 3% of the Company’s Common Stock for at least three years to submit director nominees (up to the greater of two individuals or 20% of the Board) for inclusion in the Company’s proxy materials if the stockholder or group provides timely written notice of such nomination and the stockholder or group, and the nominee(s) satisfy the requirements specified in the Company’s Bylaws. To be timely for inclusion in the Company’s proxy materials, notice must be received by the Corporate Secretary at the principal executive offices of the Company no earlier than the close of business on October 20, 2021, and no later than the close of business on November 19, 2021. The notice must contain the information required by the Company’s Bylaws, and the stockholder or group and its nominee(s) must comply with the information and other requirements in our Bylaws relating to the inclusion of stockholder nominees in the Company’s proxy materials.

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ANNUAL REPORT AND FORM 10-K

ANNUAL REPORT AND FORM 10-K

Our Annual Report to Stockholders for 2020, including financial statements, is being furnished, simultaneously with this proxy statement, to all stockholders of record as of the close of business on March 2, 2021, the record date for voting at the Annual Meeting. A copy of our Annual Report and Form 10-K for the year ended December 31, 2020, including the financial statements, but excluding the financial statement schedules and most exhibits, will be provided without charge to stockholders upon written request to Church & Dwight Co., Inc., Princeton South Corporate Park, 500 Charles Ewing Boulevard, Ewing, New Jersey 08628 Attention: Secretary. The Form 10-K provided to stockholders will include a list of exhibits to the Form 10-K. Copies of exhibits will be furnished to stockholders upon written request and upon payment of reproduction and mailing expenses.

By Order of the Board of Directors,

PATRICK D. DE MAYNADIER

Corporate Secretary

Ewing, New Jersey

March 19, 2021

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APPENDIX A

APPENDIX A

AMENDMENTS TO THE CERTIFICATE OF INCORPORATION

OF

CHURCH & DWIGHT CO., INC.

Amendment if Proposal 5 is approved by the Stockholders at the Annual Meeting

If the stockholders approve Proposal 5 at the Annual Meeting, the Board of Directors currently intends to amend Section (b) of Article FIFTH of the Company’s Certificate of Incorporation as follows:

(b) ~~Subject to the rights of the holders of any series of Preferred Stock or any other class of capital stock of the Corporation (other than the Common Stock) then outstanding, the Board of Directors shall be divided into three classes, with the term of office of one class expiring each year. For so long as there are three classes of directors, each class shall consist as nearly equal in number (as determined by the Board of Directors) as the then total number of directors constituting the entire Board permits. Notwithstanding the foregoing, subject to the rights of the holders of any series of Preferred Stock or any other class of capital stock of the Corporation (other than the Common Stock) then outstanding, commencing with the 2019 annual meeting of stockholders, the directors shall be divided into two classes, with the successors of the directors whose terms expire at that meeting being elected for a one-year term expiring at the 2020 annual meeting of stockholders; commencing with the 2020 annual meeting of stockholders, there~~ The Board of Directors shall have ~~be~~ a single class of directors, ~~with the successors of the directors whose terms expire at that meeting being elected for a one-year term expiring at the 2021 annual meeting of stockholders; and commencing at the 2021 annual meeting of stockholders~~ and at each annual meeting of stockholders ~~thereafter~~, all directors shall be elected for one-year terms expiring at the next annual meeting of stockholders. ~~For the avoidance of doubt, the directors elected at the 2018 annual meeting of stockholders will serve for a term expiring at the 2021 annual meeting of stockholders; the directors who were elected at the 2017 annual meeting of stockholders will serve for a term expiring at the 2020 annual meeting; and the directors who were elected at the 2016 annual meeting of stockholders will serve for a term expiring at the 2019 annual meeting.~~

Amendment if Proposal 3 is approved by the Stockholders at the Annual Meeting

If the stockholders approve Proposal 3 at the Annual Meeting, the Board of Directors currently intends to amend Section (c) of Article FIFTH of the Company’s Certificate of Incorporation as follows:

(c) Subject to the rights of the holders of any series of Preferred Stock or any other class of capital stock of the Corporation (other than the Common Stock) then outstanding, any director, or the entire Board of Directors, may be removed from office at any time prior to the expiration of his, her or their term of office, with or without cause, by the affirmative vote of at least a majority of the voting power of the outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class; provided, however, if a director’s term was scheduled at the time of its commencement to extend beyond the next succeeding annual meeting of stockholders of the Corporation, such director may be removed only for cause and only by the affirmative vote of the holders of record of at least a majority of the voting power of the outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of Directors, voting together as a single class. If any director shall be removed by the stockholders pursuant to this paragraph, the stockholders of the Corporation may, at the meeting at which such removal is effected, fill the resulting vacancy by the affirmative vote of ~~the holders of at least two-thirds of the outstanding shares of capital stock of the Corporation~~ the majority in voting interest of the stockholders present in person or represented by proxy at such meeting and entitled to vote for the election of directors. If the vacancy is not filled by the stockholders, the vacancy may be filled by the affirmative vote of two-thirds of the directors then in office, although less than a quorum. Any newly created directorships resulting from any increase in the number of directors may be filled by the affirmative vote of two-thirds of the directors then in office, although less than a quorum. Any directors chosen

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APPENDIX A

pursuant to the provisions of this paragraph shall hold office until the next election of the class, if any, for which such director shall have been chosen and until their successors shall be elected and qualified.

Amendment if Proposal 4 is approved by the Stockholders at the Annual Meeting

If the stockholders approve Proposal 4 at the Annual Meeting, the Board of Directors currently intends to delete the text of Article NINTH of the Company’s Certificate of Incorporation in its entirety, and designate current Article TENTH of the Certificate of Incorporation as “Article NINTH”:

~~NINTH: (a) Except as otherwise provided in paragraph (b) of this Article NINTH, the affirmative vote of the holders of two-thirds or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in elections of directors shall be required at a meeting of stockholders (held in accordance with the provisions of this Certificate of Incorporation and the By-Laws of the Corporation) to adopt, authorize, or approve any of the following actions:~~

~~(1) A merger or consolidation by the Corporation with any corporation, other than a merger or consolidation with a wholly-owned, direct or indirect subsidiary of the Corporation in a transaction which this Corporation is the surviving corporation and in which all stockholders of this Corporation retain the same proportional voting and equity interests in the Corporation which they had prior to the consummation of the transaction; and~~

~~(2) Any sale, lease, exchange or other disposition, other than in the ordinary course of business (in a single transaction or in a related series of transactions) to any other corporation, person or other entity of any substantial assets of the Corporation, or the voting of any shares of any direct or indirect subsidiary, by proxy, written consent or otherwise, to permit such sale, lease, or other disposition by any direct or indirect subsidiary of the Corporation. For purposes of this Article NINTH, “substantial assets” shall mean assets in excess of twenty-five percent (25%) of the value of the gross assets of the Corporation on a consolidated basis, at the time of the transaction to which this definition relates, as determined by the Board of Directors.~~

~~(b) If any action referred to above in paragraph (a) has first been approved by resolution adopted by not less than two-thirds of the directors then in office, subject to any additional approval of stockholders required under applicable law, such action may be adopted, authorized, or approved by a majority of the votes cast by holders of shares of the Corporation entitled to vote thereon.~~

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Church & Dwight Co., Inc. Princeton South Corporate Park 500 Charles Ewing Boulevard Ewing, New Jersey 08628

VOTE BY INTERNET Before The Meeting—Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date CHURCH & DWIGHT CO., INC. or meeting date. Have your proxy card in hand when you access the web site PRINCETON SOUTH CORPORATE PARK and follow the instructions to obtain your records and to create an electronic 500 CHARLES EWING BOULEVARD voting instruction form. EWING, NJ 08628 During The Meeting—Go to www.virtualshareholdermeeting.com/CHD2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D34608-P50759 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY CHURCH & DWIGHT CO., INC. The Board of Directors recommends that you vote FOR the following nominees: 1. Election of ten nominees to serve as directors for a term of one year; Nominees: For Against Abstain 1a. James R. Craigie ! ! ! The Board of Directors recommends that you vote FOR the For Against Abstain following proposals: 1b. Matthew T. Farrell ! ! ! 2. An advisory vote to approve compensation of our named ! ! ! executive officers; 1c. Bradley C. Irwin ! ! ! 3. Proposal to amend the Company’s Amended and Restated ! ! ! Certificate of Incorporation to remove the requirement for holders of two-thirds of    our outstanding stock to fill vacancies    1d. Penry W. Price ! ! ! on the Board of Directors; 4. Proposal to amend the Company’s Amended and Restated    1e. Susan G. Saideman ! ! ! Certificate of Incorporation to remove the requirement to ! ! ! have holders of two-thirds of our outstanding stock approve    1f. Ravichandra K. Saligram certain mergers, consolidations or dispositions of substantial ! ! ! assets; 5. Proposal to amend the Company’s Amended and Restated    1g. Robert K. Shearer ! ! ! Certificate of Incorporation to remove certain procedural ! ! ! provisions that will no longer be required once the Board is fully declassified; 1h. Janet S. Vergis ! ! ! 6. Ratification of the appointment of Deloitte & Touche LLP as    1i. Arthur B. Winkleblack ! ! ! our independent registered public accounting firm for 2021. ! ! ! To act on such other business as may properly be brought before    1j. Laurie J. Yoler ! ! ! the meeting and any adjournments or postponements thereof. IF NO INSTRUCTIONS ARE GIVEN, THE SHARES WILL BE VOTED FOR THE ELECTION OF THE Please sign exactly as your name(s) appear(s) hereon. All holders, including joint owners, must NOMINEES NAMED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3, 4, 5 AND 6. THIS PROXY sign below. When signing as attorney, executor, administrator, or other fiduciary, please give ALSO DELEGATES DISCRETIONARY AUTHORITY TO VOTE WITH RESPECT TO ANY OTHER full title as such. If the holder is a corporation or partnership, please sign in full corporate or MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS partnership name by authorized officer. OR POSTPONEMENTS THEREOF. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on April 29, 2021: The Notice of Annual Meeting, Proxy Statement and 2020 Annual Report to Stockholders are available at www.proxyvote.com. D34609-P50759 CHURCH & DWIGHT CO., INC. Annual Meeting of Stockholders—April 29, 2021 This proxy is solicited by the Board of Directors The undersigned hereby appoints JAMES R. CRAIGIE, PATRICK D. DE MAYNADIER and BRADLEY C. IRWIN, and each of them, proxies, each with full power of substitution, to vote all shares of stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Church & Dwight Co., Inc. to be held virtually via a live audio webcast at www.virtualshareholdermeeting.com/CHD2021 on Thursday, April 29, 2021 at 12:00 p.m., EDT, and at all adjournments or postponements thereof, subject to the directions indicated on the reverse side of this proxy card. If you are a participant in the Church & Dwight Co., Inc. Retirement Investment Fund Plans (the “401(k) Plans”), this proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, the trustee of the 401(k) Plans. This proxy, when properly executed, will be voted as directed by the undersigned on the reverse side. Shares in the 401(k) Plans for which voting instructions are not received by 11:59 p.m. Eastern Time on April 26, 2021, or for which no voting instructions are specified, will be voted by the trustee in the same proportion as the shares for which voting instructions are received from other participants in the applicable 401(k) Plan. Continued and to be signed on reverse side